UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Intelsat S.A.

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Intelsat S.A.

société anonyme

4, rue Albert Borschette

L-1246 Luxembourg

RCS Luxembourg B162.135

April 27, 2021

Dear Shareholder:

The 2021 annual general meeting of shareholders (the “Annual Meeting”) of Intelsat S.A. (the “Company”), is being convened at 4:00 p.m. (CET) on June 15, 2021. Information concerning the matters to be considered and co-voted upon at the Annual Meeting is set out in the attached Convening Notice and Proxy Statement.

Due to the current COVID-19 situation, and as permitted by and in accordance with the Luxembourg law of September 23, 2020 on the measures relating to the holding of meetings of companies and other legal entities, as amended, shareholders may only express their votes by granting a proxy to a proxyholder appointed by the Company. Shareholders will not be permitted to attend the Annual Meeting in person.

The Board of Directors has fixed the close of business on April 26, 2021 as the record date for the Annual Meeting, and only holders of record of our common shares at such time will be entitled to notice of the Annual Meeting or any adjournment or postponement thereof. Such holders will be entitled to vote by proxy only at the Annual Meeting or any adjournment or postponement thereof.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. Accordingly, please authorize a proxy to vote your shares as soon as possible in accordance with the instructions you received.

You will also receive separate proxy materials for an extraordinary general meeting of shareholders, which will be held virtually and on the same date stated above, but not at the same time. Please be certain to vote separately each proxy card that you receive from us. This Proxy Statement concerns only information regarding the Annual Meeting.

Please note that powers of attorney or proxy cards must be received by the Company or the tabulation agent (Broadridge) no later than 5:00 p.m. (CET) on June 11, 2021 in order for such votes to be taken into account.

Thank you for your continued support.

Sincerely,
David McGlade
Chairman

This Proxy Statement is first being made available to the shareholders of the Company on or about April 27, 2021.

Intelsat S.A.

société anonyme

4, rue Albert Borschette

L-1246 Luxembourg

RCS Luxembourg B162.135

Convening Notice to the

Annual General Meeting of Shareholders

to be held on June 15, 2021 at 4:00 p.m. (CET)

in accordance with the Luxembourg law of September 23, 2020 on the measures relating to the holding of meetings of companies and other legal entities, as amended

Dear Shareholders,

The Board of Directors (the “Board”) of Intelsat S.A. (the “Company”) is convening the Annual General Meeting of Shareholders (the “Annual Meeting”) of the Company, to be held on June 15, 2021 at 4:00 p.m. (CET), with the following agenda:

Agenda of the Annual Meeting

1.	Present the Management Report, Directors’ Conflicts of Interest Report, Directors’ Compensation Report and Auditors’ Reports for the accounting year ended on December 31, 2020;

2.	Approve the statutory stand-alone financial statements of the Company for the accounting year ended on December 31, 2020 (containing 2019 and 2020 financial information);

3.	Approve the consolidated financial statements of the Company and its group subsidiaries for the accounting year ended on December 31, 2020 (containing 2019 and 2020 financial information);

4.	Acknowledge the net results for the financial year ended on December 31, 2020 and approve the carry-forward of such net results to the financial year ending on December 31, 2021;

5.	Grant discharge (quitus) to all the directors of the Company who were in office during the accounting year ended on December 31, 2020 for the proper performance of their duties;

6.	Re-elect certain directors of the Company, including:

a.	Robert Callahan as Class II director for a term ending at the 2024 annual general meeting of shareholders of the Company;

b.	David McGlade as Class II director for a term ending at the 2024 annual general meeting of shareholders of the Company; and

c.	Stephen Spengler as Class II director for a term ending at the 2024 annual general meeting of shareholders of the Company;

7.	Approve the directors’ remuneration for the year 2021;

8.

Re-appoint KPMG LLP as Independent Registered Public Accounting Firm and KPMG Luxembourg, S.C. as approved statutory auditor (réviseur d’entreprises agréé) of the Company for the period ending at the 2022 annual general meeting of shareholders of the Company; and

9.	Non-binding, advisory vote on approval of named executive officer compensation.

The Annual Meeting will validly deliberate on its agenda without any quorum requirement. The resolutions concerning items nos. 2 through 9 on the agenda will be adopted by a simple majority of the votes validly cast.

Any shareholder who holds one or more common shares(s) of the Company on April 26, 2021 (the “Record Date”) may vote at the Annual Meeting. Due to the current COVID-19 situation, and as permitted by and in accordance with the Luxembourg law of September 23, 2020 on the measures relating to the holding of meetings of companies and other legal entities, as amended, shareholders may only express their votes by granting a proxy to a proxyholder appointed by the Company.

Please consult the Company’s website as to the procedures for being represented at the Annual Meeting by way of proxy. Copies of the statutory stand-alone and consolidated financial statements of the Company for the accounting year ended on December 31, 2020, together with the Auditor Reports and the Management Report, are available at both www.intelsat.com and www.proxyvote.com. Please note that powers of attorney or proxy cards must be received by the Company or the tabulation agent (Broadridge) no later than 5:00 p.m. (CET) on June 11, 2021 in order for such votes to be taken into account.

Sincerely,

The Board of Directors

Summary of Proposals to be Voted On

	Proposal	Board’s Voting Recommendation	Page Reference
Proposals No. 1 and No. 2	Approval of Annual Financial Statements and Consolidated Financial Statements	FOR	42

Proposal No. 3	Approval of Allocation of Annual Results	FOR	43

Proposal No. 4	Approval of granting discharge (quitus) to Directors for Performance	FOR	44

Proposal No. 5	Election of Directors	FOR each nominee	45

Proposal No. 6	Approval of Director Remuneration	FOR	46

Proposal No. 7	Approval of re-appointment of Independent Registered Public Accounting Firm and Statutory Auditor	FOR	47

Proposal No. 8	Non-Binding, Advisory Vote on Compensation of Named Executive Officers	FOR	48

CORPORATE GOVERNANCE

General

Our Board is committed to strong corporate governance practices and remains dedicated to building the long-term vitality of the Company. To achieve these goals, the Board and its committees meet throughout the year to engage in meaningful discussions with management to ensure that the Board is informed regarding the Company’s activities, operating plans and strategic initiatives.

To promote full compliance with all applicable governance standards and remain aligned with best practices, the Board has adopted Corporate Governance Guidelines, which it reviews and amends as necessary. We also continuously review guidance and interpretations provided by the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

Since its initial public offering in April of 2013 through the end of 2019, the Company met the requirements of a “foreign private issuer” under the NYSE standards for listed companies. Based upon the change in the equity ownership of the Company as of June 30, 2019, the Company has changed its governance structure to meet all appropriate governance standards effective as of January 1, 2020.

On May 13, 2020, the Company and certain of its subsidiaries commenced voluntary cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”). The Chapter 11 Cases were filed in the U.S. Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). As a result of the filing of the Chapter 11 Cases, on May 20, 2020, the NYSE filed a Form 25 with the SEC to delist the Company’s common shares from the NYSE. The delisting became effective 10 days after the form was filed. As a result of delisting, the Company was no longer required to comply with the listing requirements of the NYSE for the majority of 2020. Nonetheless, the Company maintained the existing public company governance regime in place. The Company filed a proposed plan of reorganization with the Bankruptcy Court on February 12, 2021. The Company currently anticipates completing its reorganization and emerging from bankruptcy in the second half of 2021. During the course of 2020, the Company was operated under the reporting and governance requirements of Chapter 11 of the Bankruptcy Code. For more information on the Chapter 11 Cases, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 30, 2021 (the “2020 Annual Report”).

You can access the governance documents for the Company, including the charters for each of our current committees, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics for Directors, Officers and Employees and our Code of Ethics for Senior Financial Officers, in the “Investors – Corporate Governance” section of our website, www.intelsat.com. You may also request such documents to be mailed to you by writing to Intelsat S.A., 4, rue Albert Borschette, L-1246 Luxembourg, Attn: Investor Relations.

Board of Directors

Our Board is committed to highly effective corporate governance that ensures that the Company delivers on its strategic objectives.

Name	Age	Director since	Independence
David McGlade	60	April 2005	Former CEO
Justin Bateman	47	July 2011	Shareholder representative
Robert Callahan	69	April 2014	Independent
John Diercksen	71	Sept. 2013	Independent
Edward Kangas	76	July 2012	Independent
Ellen Pawlikowski	64	Sept. 2019	Independent
Stephen Spengler	61	Oct. 2015	CEO
Raymond Svider	58	July 2011	Shareholder representative

Please see below for a brief biography of each of our Directors.

David McGlade became the Chairman of the board of directors of Intelsat S.A. in April of 2015, and prior to that served as Deputy Chairman of the Company and its predecessor from August 2008 to April 2015. In addition, Mr. McGlade served as the Chief Executive Officer of Intelsat S.A. and its predecessor from April 2005 to March 2015. Before joining Intelsat, Mr. McGlade was the Chief Executive Officer of O2 UK, the largest subsidiary of O2 plc and a leading U.K. cellular telephone company, a position he took in October 2000. He was also an Executive Director of O2 plc. During his tenure at O2 UK and O2 plc, Mr. McGlade was a director of the GSM Association, a trade association for GSM mobile operators, and served as Chairman of its Finance Committee from February 2004 to February 2005. He was also a director of Tesco Mobile from September 2003 to March 2005 and a director of The Link, a distributor of mobile phones and other high technology consumer merchandise, from December 2000 to May 2004. Mr. McGlade is currently a director of Skyworks Solutions, Inc., an innovator of high-performance analog semiconductors. Mr. McGlade holds a Bachelor of Arts degree from Rutgers University. Mr. McGlade’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Justin Bateman has served as a Partner of ArchiMed based in its New York office since January 2021. Previously, he served as a Partner of BC Partners based in its New York office until December 2020, the investment arm of which he co-established in early 2008. He initially joined BC Partners’ London office in 2000 from PricewaterhouseCoopers, where he spent three years in the Transaction Services Group. In 2002/2003 he left BC Partners to complete his MBA at INSEAD before rejoining its London office. Mr. Bateman serves on the board of North American Science Associates, Inc. (NAMSA). He has previously served on the boards of BAXI Holdings Ltd., Cyxtera Technologies, Inc., MultiPlan, Inc., Office Depot, Inc., Regency Entertainment, Suddenlink Communications, Teneo Global LLC and Zest Dental Holdings Inc. He has a degree in economics from the University of Cambridge in the UK. Mr. Bateman’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Robert Callahan is the Chairman of Longueview Advisory, a media, internet and technology advisory firm. Prior to joining Longueview, he served as a special advisor with General Atlantic, Inc., a leading global growth equity firm, where he worked on internet, technology and resource investments, such as the Alibaba Group and Network Solutions, Inc., where he served as Chairman. He previously held the position of Chairman and Chief Executive Officer of Ziff Davis Media, Inc. Mr. Callahan also spent 20 years at the Walt Disney Company/ABC/Capital Cities, where he held numerous positions, including President of ABC Inc. Mr. Callahan holds a Bachelor of Science degree in Journalism from the University of Kansas. Mr. Callahan’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

John Diercksen serves as a Senior Advisor at LionTree Capital Investment Advisors, addressing financial, operational and management services with client business development. Since December 2020, he has served on the board of Accedian Networks Inc., a leader in performance analytics and end-user experience solutions, and he also serves as a board member of Cyxtera Technologies, Inc., as Lead Director of Banco Popular, Inc., and as a Managing Director of Greycrest LLC, a financial advisory firm. From December 2015 to June 2017, Mr. Diercksen served as the Chief Executive Officer of Beachfront Wireless. Previously, Mr. Diercksen retired from Verizon Communications as the Executive Vice President for Strategy, Development and Planning in September 2013, with responsibility for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures. Earlier in his career, Mr. Diercksen held a number of senior financial and leadership positions at Verizon, Bell Atlantic, and NYNEX, among other companies, and previously served on the board of Harman International Industries. Mr. Diercksen holds an MBA from Pace University and a Bachelor of Business Administration in finance from Iona College. Mr. Diercksen also qualifies as an audit committee financial expert. Mr. Diercksen’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Edward Kangas serves as the Chairman of the board of directors of Deutsche Bank USA Corp., the U.S. holding company of Deutsche Bank AG. Mr. Kangas also serves as a board member of Hovnanian Enterprises, a national homebuilder. He previously served as the Chairman and Lead Director of United Technologies, and Chairman and Lead Director of Tenet Healthcare. He also formerly served as a Director of Vivus Pharmaceuticals, Intuit, Inc. and Electronic Data Systems Corp. Mr. Kangas previously served as Global Chairman and Chief Executive Officer of Deloitte, Touche, Tohmatsu from 1989 to 2000. He also served as the Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. Mr. Kangas holds a bachelor’s degree in business and an MBA from the University of Kansas and is a Certified Public Accountant. Mr. Kangas also qualifies as an audit committee financial expert. Mr. Kangas’ business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Ellen Pawlikowski retired as Commander, U.S. Air Force Materiel Command, Wright-Patterson Air Force Base, Ohio, on September 1, 2018. Her 40-year career in the U.S. Air Force spanned a wide variety of technical management, leadership and staff positions, including command at the wing and center levels. Prior to her most recent command, Gen. Pawlikowski served as the Military Deputy, Office of the Assistant Secretary of the Air Force for Acquisition, based in the Pentagon. She is currently an independent consultant and serves on the board of directors of the Raytheon Company, the employee-owned corporation, Applied Research Associates, and the non-profit board of SRI International. Gen. Pawlikowski also serves as the Judge Widney Professor of Systems Architecting and Engineering at the University of Southern California. She holds a Ph.D. in Chemical Engineering from the University of California, Berkeley. Gen. Pawlikowski’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Stephen Spengler became the Chief Executive Officer of Intelsat S.A. on April 1, 2015. Since 2015, he has also served on the board of Kymeta Corporation, a designer and manufacturer of electronically steerable flat panel satellite antennas. Prior to April 2015, Mr. Spengler served as Deputy Chief Executive Officer of Intelsat S.A. from December 2014, and prior to that he served as President and Chief Commercial Officer of Intelsat US LLC (f/k/a Intelsat Corporation) from March 2013 to December 2014. Mr. Spengler also served as Executive Vice President, Sales, Marketing and Strategy of Intelsat US LLC from February 2008 to March 2013. Before joining Intelsat in 2003, Mr. Spengler held various positions in the telecommunications industry, including Senior Vice President of Global Sales, Broadband Access

Networks at Cirronet, Inc., Vice President of Sales and Marketing at ViaSat Satellite Networks, Regional Sales Director for Satellite Networks in Europe, the Middle East and Africa for Scientific-Atlanta Europe based in London, and sales and marketing positions at GTE Spacenet and GTE Corporation. Mr. Spengler received his Bachelor of Arts degree from Dickinson College in Carlisle, Pennsylvania, and his Master of Business Administration from Boston University in Massachusetts. Mr. Spengler’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Raymond Svider is the Chairman and a Partner of BC Partners. He joined BC Partners in 1992 in Paris before moving to London in 2000 to lead its investments in the technology and telecommunications industries. Mr. Svider has participated and led investments in a number of sectors including technology, media and telecommunications, healthcare, industrials, business services, consumer and retail. He is currently Executive Chairman of PetSmart, Inc., Chairman of the Board of Chewy, Inc., Chairman of the Advisory Board of The Aenova Group and also serves on the boards of Navex Global, GFL Environmental, GardaWorld Corporation and Presidio, Inc. Mr. Svider previously served as Chairman of the Board of Accudyne Industries, and as a Director of Teneo Global LLC, Office Depot Inc., MultiPlan, Inc., Unitymedia, Neuf Cegetel, Polyconcept, Neopost, Nutreco, UTL and Chantemur. Prior to joining BC Partners, Mr. Svider worked in investment banking at Wasserstein Perella in New York and Paris, and at the Boston Consulting Group in Chicago. Mr. Svider holds a Master of Business Administration from the University of Chicago and a Master of Science in Engineering from both École Polytechnique and École Nationale Superieure des Telecommunications in France. Mr. Svider’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

BOARD LEADERSHIP STRUCTURE

Our articles of incorporation provide that our Board shall consist of not less than three directors and not more than twenty directors. The Company’s Corporate Governance Guidelines provide for no less than five, and no more than eleven directors, as generally preferred. Under Luxembourg law, Directors are appointed by the general meeting of shareholders for a period not exceeding six years or until a successor has been elected. Our Board is divided into three classes. Pursuant to our articles of incorporation, our Directors are appointed by the general meeting of shareholders, with each Director serving until the third annual general meeting of shareholders following election. Upon the expiration of the term of a class of Directors, Directors in that class will be elected for three-year terms at the annual general meeting of shareholders in the year in which their term expires. The three classes of directors are set forth in the table below.

Class I – Term Ends 6/23	Class II – Term Ends 6/21	Class III – Term Ends 6/22
Justin Bateman	Robert Callahan	John Diercksen
Raymond Svider	David McGlade	Edward Kangas
	Stephen Spengler	Ellen Pawlikowski

The Board is led by David McGlade as Chairman. Mr. McGlade has served as Chairman since April 2013, assuming the role of Executive Chairman of the Board in April 2015, and non-Executive Chairman in April 2018. Edward Kangas is our Lead Independent Director, a role created in January 2020.

Consistent with our Corporate Governance Guidelines, the Lead Independent Director performs the following duties to co-manage the Board effectively while providing independent oversight:

•	Presiding at, coordinating the agenda and moderating sessions of the Board’s independent Directors and other non-management Directors;

•	Serving as Chairman at Board meetings at which the Chairman is not present;

•	Facilitating communications between Board members;

•	Serving as a liaison between the independent Directors and the Chairman;

•	Assisting the Chairman in communicating with and assigning tasks to other Board members; and

•	Performing such other duties as the Board may from time to time designate.

In connection with the conclusion of the Chapter 11 Cases, we anticipate the shareholders of the Company post-emergence will elect a new slate of directors at a special shareholders meeting to be held subsequent to the June 15, 2021 Annual Meeting. Accordingly, the leadership structure of the Board may change in connection with the election of a new slate of directors.

SELECTION / NOMINATION OF DIRECTORS

We are committed to ensuring that our Board is made up of Directors who bring a wealth of leadership experience, knowledge and skills that benefit our Company. The Nominating and Governance Committee periodically reviews the size of the Board, and reviews the Board composition and the members of the Board as a whole on an annual basis, recommending, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, skills, expertise and diversity required for the Board as a whole.

As described in our Corporate Governance Guidelines, the Nominating and Governance Committee may apply several criteria in selecting Board nominees. The committee considers:

•

whether a nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, and

•	a nominee’s personal and professional integrity, character, and reputation for honesty and ethical conduct in his or her personal and professional activities.

Additional factors the committee may consider include:

•	a candidate’s specific experiences and skills,

•	relevant industry background and knowledge,

•	expertise,

•	diversity,

•	business judgment,

•	time availability in light of other commitments,

•	dedication,

•	potential conflicts of interest, and

•	other relevant factors appropriate in the context of the Board’s needs.

The Nominating and Governance Committee submits its recommendations to the Board. As a shareholder, you may recommend to the Nominating and Governance Committee individuals for consideration as potential Director candidates. To do so, you must comply with the rules and procedures set forth in article 11.4 of the Company’s articles of incorporation and satisfy the requirements of Rule 14a-4 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as further described in “Additional Information—Proposals of Shareholders—Director Nominations and Shareholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials.”

CURRENT DIRECTOR EXPERIENCE

The chart below reflects the broad and valuable experience on our current Board which ensures diversity of thought in our boardroom.

GOVERNANCE AGREEMENT

Pursuant to a Governance Agreement the Company entered into with Serafina S.A. (the “BC Shareholder”), the BC Shareholder has the right to nominate (i) two directors for election to our Board as long as the BC Shareholder owns at least 25% of our outstanding common shares; and (ii) one director for election to our Board as long as the BC Shareholder owns at least 5% but less than 25% of our outstanding common shares, in each case calculated on a fully diluted basis, after giving effect to convertible, exchangeable or exercisable rights or securities held by the BC Shareholder. As reflected in the Beneficial Ownership Table, the BC Shareholder currently holds approximately 34% of our outstanding common shares.

In the event that the BC Shareholder’s nomination rights are decreased as described above, the BC Shareholder will agree to cause its respective director or directors to resign from our Board as appropriate to reflect the decrease, and, subject to the rights described above, the majority of the remaining directors on our Board appointed by a general meeting of shareholders of the Company may fill such vacancy.

We have agreed to include the director nominees proposed by the BC Shareholder on each slate of nominees for election to our Board, to recommend the election of those nominees to our shareholders and to use reasonable best efforts to have them elected to our Board. Mr. Bateman and Mr. Svider are the two representatives of the BC Shareholder currently on the Board.

The Governance Agreement will terminate upon the earlier of (i) April 23, 2023 and (ii) the day on which the BC Shareholder is no longer entitled to nominate a director. In connection with the reorganization contemplated by the Chapter 11 Cases, the holdings of the BC Shareholder are expected to fall below 5%, in which case the Governance Agreement will terminate in accordance with its terms.

EXECUTIVE SUCCESSION PLANNING

The Board, led by the Compensation Committee, is responsible for planning for succession to the position of Chief Executive Officer, as well as certain other senior management positions, to effectively promote the Company’s long-term strategic objectives. In addition, the Board, led by the Compensation Committee, ensures that a satisfactory system is in effect for education, development and orderly succession of senior and mid-level managers throughout the Company. To assist the Board, the Chief Executive Officer periodically provides the Board with an assessment of persons considered potential successors to certain senior management positions and annually provides the Board with an assessment of other senior executives and their potential to succeed the Chief Executive Officer position.

DEPARTURE AND ELECTION OF DIRECTORS

On April 3, 2020, Ms. Jacqueline Reses resigned from the Board with immediate effect. Ms. Reses’ resignation was related to her duties and responsibilities as an executive at Square Inc. and was not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

SHAREHOLDER OUTREACH

We believe that regular, transparent shareholder engagement is essential to the Company’s long-term success. In 2020, we continued our practice of engaging with shareholders to understand their perspectives on corporate governance, executive compensation, sustainability and other matters. Upon the commencement of the Chapter 11 Cases, we suspended participation in financial conferences, but continued to meet periodically with investment firms and shareholders in connection with the restructuring efforts. Through these discussions, we received valuable feedback.

BOARD MEETINGS

During fiscal year 2020, our Board held 4 regularly scheduled meetings and 19 additional meetings. The significant increase in the number of meetings was directly related to the Company’s restructuring efforts. Each current Director attended at least 75% of the aggregate number of meetings of our Board and of the committees on which he or she served. As set forth in our Corporate Governance Guidelines, Directors are expected to regularly attend meetings of the Board and the committees on which they serve. We encourage, but do not require, our Directors to attend each annual meeting of shareholders.

DIRECTOR ONBOARDING AND CONTINUING EDUCATION

To familiarize new Directors with Intelsat’s business, strategies and policies, and to assist new Directors in developing Company and industry knowledge to optimize their service on the Board, we conduct a robust orientation program for new Directors, conducted by senior members of management, which includes a presentation on our business and industry, each of our regional markets, our capital structure, Board and committee responsibilities, corporate responsibility, legal and risk management, corporate governance guidelines and policies and securities trading and reporting. Because we believe that our Directors should be continually educated regarding corporate governance processes and practices, each of our Directors is provided access to webinars, thought pieces and other training resources applicable to Directors.

DIRECTOR INDEPENDENCE

The NYSE rules effectively create a two-step process for determining whether a Director qualifies as “independent.” First, a Director must satisfy the bright-line standards for independence established by the NYSE. Second, the Board must affirmatively determine that the Director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

As set forth in our Corporate Governance Guidelines, on an annual basis, the Board reviews the relationships that each Director has with the Company and, following such annual review, only those Directors whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) are considered independent Directors, subject to additional qualifications prescribed under the NYSE listing standards and applicable law. In the event that a Director becomes aware of any change in circumstances that may result in such Director no longer being considered independent under the NYSE listing standards or applicable law, the Director is required to promptly inform the Chairman of the Nominating and Governance Committee.

As of December 31, 2020, our Board consisted of eight directors, four of whom the Board determined are independent. In addition, the Board has determined that all members of the three standing committees are independent. The Board has determined that none of Messrs. Callahan, Diercksen and Kangas, or Ms. Pawlikowski has a material relationship with the Company, and each is “independent” under Section 303A.02 of the NYSE listing standards.

On April 3, 2020, the Company notified the NYSE that, following the resignation of independent director Jacqueline Reses from the Company’s Board effective April 3, 2020, the Company has only four independent directors serving on its eight-member Board, and accordingly no longer satisfies Section 303A.01 of the NYSE Listed Company Manual, which requires that the board of directors of a listed company be comprised of a majority of independent directors. Upon the NYSE’s delisting of the Company’s common shares, this requirement was no longer applicable.

BOARD COMMITTEES

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and Nominating and Governance Committee. Only independent Directors serve on the standing committees. Committee composition is determined based upon experience and qualifications and is reviewed annually by the Nominating and Governance Committee. In connection with the Chapter 11 Cases, an ad hoc committee of the Board comprised of certain independent directors, the Special Committee, was formed to deal with certain conflict matters. The Compensation Committee had a significant increase in the number of meetings during 2020 related directly to the restructuring efforts of the Company and the associated implications on executive compensation. The current committee assignments are set forth in the table below.

Independent Director	Audit Committee	Compensation Committee	Nominating & Governance Committee	Special Committee
Robert Callahan
John Diercksen
Edward Kangas
Ellen Pawlikowski

Committee Chair             Committee Member

Audit Committee
Members: Edward Kangas (Chair) Robert Callahan John Diercksen Meetings in 2020: 4

Key Responsibilities:

•  Has the sole authority for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.

•  Approves all fees related to audit and non-audit services provided by the independent registered public accounting firm.

•  Reviews the annual independent audit of our financial statements.

•  Reviews our financial disclosures.

•  Oversees our systems of internal accounting and financial controls.

•  Oversees management’s financial reporting process.

•  Meets with our independent registered public accounting firm outside the presence of management to discuss our financial reporting, including internal accounting controls and policies and procedures.

•  Reviews, approves and ratifies related party transactions.

•  Reviews and implements our codes of business conduct and ethics for senior financial officers, directors, officers and employees.

•  Oversees risk and other compliance matters.

•  Oversees the establishment and implementation of “whistle-blowing” procedures.

Messrs. Diercksen and Kangas each qualify as an audit committee financial expert under SEC rules and has the accounting or related financial-management expertise required under NYSE rules. In addition, each member is “independent” under the additional independence requirements of Rule 10A-3 under the Exchange Act. No Audit Committee member serves on the audit committee of more than two other public companies. The Audit Committee’s meetings in 2020 were designed to facilitate and encourage communication among the members of the Audit Committee, management, our internal auditors and our independent registered public accounting firm, KPMG LLP. Prior to each earnings release, the Audit Committee met with management and our auditors to review the Company’s financial results.

Compensation Committee
Members: John Diercksen (Chair) Edward Kangas Ellen Pawlikowski Meetings in 2020: 16

Key Responsibilities:

•   Oversees the establishment of compensation policies for our executive officers and the Board, including approval of employment agreements or other compensation arrangements with executive officers.

•   Reviews and approves corporate goals and objectives related to executive compensation; evaluates executive performance in light of those goals and objectives; and determines executive compensation levels based on this evaluation, including as it relates to our CEO.

•   Assesses our compensation plans as they relate to risk management.

•   Leads the Board in planning for succession to the position of CEO, as well as certain other senior management positions.

•   Reviews, evaluates and makes recommendations to the Board regarding our incentive compensation plans, equity-based plans and pension plans.

•   Reviews the Company’s compensation disclosures in its annual proxy statement and its Annual Report on Form 10-K filed with the SEC.

For more information on the Compensation Committee’s role and our processes and procedures for determining executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Governance Committee
Members: Robert Callahan (Chair) John Diercksen Ellen Pawlikowski Meetings in 2020: 3

Key Responsibilities:

•   Recommends to the Board individuals qualified to serve as directors and on committees of the Board.

•   Advises the Board with respect to Board size, composition, procedures and committees.

•   Develops and annually reviews our Corporate Governance Guidelines.

•   Oversees the annual performance evaluation of the Board and its committees.

•   Advises the Board with respect to committee charters, composition and protocol.

•   Reviews Director orientation and training initiatives.

•   Reviews corporate social responsibility and activities.

ANNUAL EVALUATION

To provide a mechanism for discussion of Board effectiveness and areas for improvement, our Board, with oversight by the Nominating and Governance Committee, conducts annual evaluations of its performance and that of each of its three standing committees. The Board recognizes that a robust and constructive evaluation process is essential to good governance and effectiveness.

DIRECTOR COMPENSATION

The Company typically uses a combination of cash retainers and share-based awards to attract and retain qualified candidates to serve as Directors. The Compensation Committee, with the assistance of its independent compensation consultant, is responsible for reviewing and recommending for approval by the Board the compensation of the non-employee Directors. Periodically, at the request of the Compensation Committee, the compensation consultant provides market benchmark data relative to our Director compensation program. Our overarching philosophy for Director compensation is to target approximately the 50th percentile of benchmark data.

Directors typically receive both cash and an annual grant of restricted share units (“RSUs”). Annual retainers are paid to non-employee Directors, other than representatives of the BC Shareholder, for service on the Board and individual committees in the amounts set forth in the table below. Additional amounts are received for service as the Chairman of the Board and Lead Independent Director. Committee Chairmen receive a different amount for committee service that reflects the additional responsibility for acting as Chairmen. There are no separate fees paid for individual meeting attendance.

Changes to Compensation for 2020

Given the significant decrease in the value of the Company’s common shares, the Compensation Committee replaced the equity portion of the Director compensation package with a cash retainer in an equivalent amount, and no RSU grants were made in June of 2020. The Compensation Committee also increased the annual cash retainer in light of the significant increase in work anticipated during the course of the Chapter 11 Cases. These changes were made to ensure the Company maintained competitive levels of compensation for Directors during a challenging year. Competitive compensation was deemed necessary to retain and attract Directors to serve on the Company’s Board.

In connection with the Chapter 11 Cases, a Special Committee of the Board comprised of certain independent directors was formed to deal with certain conflict matters. The Compensation Committee established an annual cash retainer amount for individuals serving on the Special Committee of $50,000.

Board/Committee	Compensation Element	Amount
Board	Annual Cash Retainer	$125,000
Board	Lead Independent – Annual Cash Retainer	$150,000
Board	Chairman – Annual Cash Retainer	$175,000
Board	Annual Cash in Lieu of Equity	$125,000
Board	Chairman – Annual Cash in Lieu of Equity	$175,000
Audit Committee	Annual Committee Retainer	$15,000
Audit Committee	Chairman – Annual Committee Retainer	$22,500
Compensation Committee	Annual Committee Retainer	$10,000
Compensation Committee	Chairman – Annual Committee Retainer	$17,500
Nominating & Governance Committee	Annual Committee Retainer	$5,000
Nominating & Governance Committee	Chairman Annual Committee Retainer	$10,000
Special Committee	Annual Committee Retainer	$50,000

Retainer fees are paid on a quarterly basis. Generally, annual RSU grants are made in June of each year after the annual general meeting of shareholders, but no annual RSU grants were made in June of 2020 or will be made in June of 2021, as further explained herein. The grant was historically made based on the closing price of our common shares on the date prior to grant, with shares rounded to the nearest 100. The award had a one-year vesting period. Directors also had the opportunity to elect to have all or a portion of their cash retainer paid in the form of shares. The Director compensation program is applicable only to non-employee Directors. The Director compensation program does not apply to the two Director representatives of the BC Shareholder elected pursuant to certain governance agreements.

Non-executive members of the Board are entitled to reimbursements for travel and other out-of-pocket expenses related to their Board service. Pursuant to our Governance Agreement with the BC Shareholder (see Governance Agreement above), we have agreed to reimburse Directors nominated by the BC Shareholder for travel and other expenses related to their Board and committee service.

Equity Grants Vesting in 2020

In 2019, we granted a total of 37,600 RSUs to our outside Directors pursuant to the 2013 Equity Plan (see Equity Compensation Plans below). The RSUs granted in 2019 were scheduled to vest on the first anniversary of the grant date. In connection with the filing of the Chapter 11 Cases, all equity awards scheduled to vest in 2020 had settlement of the shares deferred until March 2021, unless such award was subject to a pre-existing Rule 10b5-1 trading plan.

Equity Compensation Plans

The Company adopted and maintains the Intelsat S.A. 2013 Equity Incentive Plan (the “2013 Equity Plan”). Any of the employees, directors, officers, consultants or advisors (or prospective employees, directors, officers, consultants or advisors) of the Company or any of our subsidiaries or their respective affiliates, are eligible for awards under the 2013 Equity Plan. The Compensation Committee has the authority to determine who is granted an award under the 2013 Equity Plan.

The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, RSUs, other share-based awards, performance compensation awards (including cash bonus awards), or any combination of the foregoing. Awards may be granted under the 2013 Equity Plan in assumption of, or in substitution for, outstanding awards previously granted.

Upon the commencement of the Chapter 11 Cases, the 2013 Equity Plan was suspended, and no further awards will be awarded thereunder.

Stock Ownership and Hedging Policy

Non-employee Directors covered by the Director compensation program are required to own common shares of the Company in an amount equal to five times the annual cash retainer, with such ownership to be achieved within five years of a Director’s election to the Board. Time-vesting RSUs and shares owned outright by a Director count towards this requirement. Compliance with this stock ownership guideline has been suspended during the pendency of the Chapter 11 Cases.

Directors are covered by the Company’s Securities Trading Policy which prohibits pledging and certain other hedging transactions related to Company shares held by a Director. None of the common shares of the Company held by our Directors are pledged or subject to any hedging transactions.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards ($)	All Other Compensation[2] ($)	Total ($)
Justin Bateman[3]	$0	$0	$0	$0
Robert Callahan	$275,000	$0	$0	$275,000
John Diercksen	$287,500	$0	$501	$288,001
Edward Kangas	$307,500	$0	$0	$307,500
David McGlade	$350,000	$0	$3,371	$353,371
Ellen Pawlikowski[4]	$265,000	$0	$0	$265,000
Jacqueline Reses	$25,000	$0	$0	$25,000
Stephen Spengler[5]	$0	$0	$0	$0
Raymond Svider[3]	$0	$0	$0	$0

(1)

Amounts in this column reflect the aggregate cash retainers earned by each Director in 2020 and paid in cash, net of tax withholdings, including any applicable annual committee and committee chair retainers and any applicable retainers paid to the Lead Independent Director and the Board Chairman.

(2)	Amounts in this column reflect the payment of tax preparation and filing services for Luxembourg-related taxes.

(3)	Messrs. Bateman and Svider have been elected to the Board as representatives of the BC Shareholder and as such do not receive any compensation under the Director compensation program.
(4)

Ms. Pawlikowski also serves as a member of the Board of Managers of Intelsat US LLC, an indirect subsidiary of the Company. Based on this service, the total compensation under the program is allocated based on service requirements between the Company and Intelsat US LLC. The amounts reflected show the aggregate compensation paid to Ms. Pawlikowski in 2020 for service for both entities. In 2020, Ms. Pawlikowski received $95,000 in cash for service on the Intelsat S.A. Board and $170,000 in cash for her service on the Intelsat US LLC Board of Managers.

(5)	Mr. Spengler does not receive compensation for his service as a Director.

INDEMNIFICATION AGREEMENTS

We have entered into agreements with our executive officers and Directors to provide contractual indemnification in addition to the indemnification provided for in our articles of incorporation.

Risk Oversight

The Board oversees the management of the Company’s risk exposure through the following framework:

•

Each year, management conducts a comprehensive enterprise risk assessment that identifies the most significant existing and emerging risks to the successful achievement of the Company’s strategic and operational goals, along with the procedures and initiatives in place to address those risks. The results of each year’s assessment are then presented to the full Board for discussion, thereby enabling the Board to successfully oversee the Company’s risk management activities.

•

In addition, at each Board meeting, management provides updated information concerning the strategic, operational and emerging risks to the Company’s ability to achieve its business goals and initiatives, along with updates to the mitigation activities underway to address the risks.

•

The Lead Independent Director discusses management’s assessment of the risks in executive sessions with the other independent Directors and determines whether further review or action by the full Board or a particular committee would be appropriate.

The Board is responsible for understanding the Company’s most significant risks and ensuring that management responds appropriately with risk-informed strategic decisions. The Board monitors risk exposure to ensure that it is in line with the Company’s overall tolerance for, and ability to manage, risk.

Our standing committees, which are made up solely of independent Directors, assist the Board in evaluating the specific risks the Company faces in the areas of finance, compensation and governance, as outlined below, as well as our policies for risk management and assessment.

The Board’s role in risk oversight complements our leadership structure, with senior management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees overseeing those efforts. We believe that this is an effective approach to addressing the risks we face and supports our current Board leadership structure. It allows our independent Directors to evaluate our risks and our risk management and assessment policies through fully independent Board committees, with ultimate oversight by the full Board as led by our Chairman and our Lead Independent Director.

Corporate Responsibility at Intelsat

On an annual basis, we publish our Corporate Social Responsibility Report, which summarizes our key accomplishments in the areas of environmental, social and governance practices across our markets. We focus on promoting the highest standards of environmental performance, social responsibility, corporate governance and ethical behavior across our global operations, while maintaining our strong commitment to supporting the communities in which we operate. We seek to enhance long-standing relationships with local organizations in our served markets to improve education and technology opportunities, while also building new relationships with groups interested in using technology to address educational needs.

Our corporate responsibility program consists of four core pillars: people, environment, community and marketplace. We believe in doing business ethically, hiring good people and positioning them for professional success, being respectful of our environment and supporting the communities where we live and work. At the same time, we continue to manage our business to achieve the best possible performance without compromising these corporate responsibility goals. This approach has enabled us to understand how risks and opportunities in innovation and thought leadership, as well as environmental, social and governance matters, can impact our profitability and, more importantly, our communities. Our commitment to corporate responsibility is unwavering and plays a critical role in our business strategy.

Cybersecurity

We are committed to properly addressing the growing threat of cybersecurity we face in today’s global business environment. The Board believes that a strong cyber strategy is vital to protect our business, tenants, customers and assets. Employees are provided with compulsory training that enables them to detect and report malware, ransomware and other malicious software or social engineering attempts that may compromise the Company’s information technology systems. Employees are also required to complete compulsory training on data privacy. As the cyber landscape evolves, both in our technology systems and in the broader context of the internet and expanding connectivity, management continually updates its cybersecurity approach to safeguard the Company’s sensitive information and assets.

Communications from Shareholders and Other Interested Parties

Any shareholder or interested party may communicate with any of our Directors, our Board as a group, our non-management Directors as a group, our Lead Independent Director, or any committees of the Board or Chairman thereof through the Corporate Secretary by writing to the following address: 4, rue Albert Borschette, L-1246 Luxembourg, Attn: Corporate Secretary. The Corporate Secretary will forward correspondence to the parties to whom addressed, except for job inquiries, surveys, business solicitations or advertisements and other inappropriate material. The Corporate Secretary may forward certain correspondence elsewhere within our Company for review and possible response.

Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Related Party Transactions

Our Audit Committee is responsible for annually reviewing and ensuring compliance with our Related Person Transactions Policy. Under the policy, “related persons” means our executive officers, Directors and shareholders owning more than five percent (5%) of our common shares, as well as any such person’s immediate family members. The policy also covers entities in which any of the foregoing persons is employed or is a partner or principal or in a similar position, or in which such person has a ten percent (10%) or greater beneficial ownership interest in the Company’s common shares.

Security Ownership of Certain Beneficial Owners and Management

The table below and accompanying footnotes show information regarding the beneficial ownership of our common shares by:

•	each person known by us to beneficially own 5% or more of our outstanding common shares;

•	each of our Directors;

•	each executive officer, subject to permitted exceptions; and

•	all Directors and executive officers as a group.

The percentage of beneficial ownership set forth below is based on approximately 142,184,518 common shares issued and outstanding as of April 1, 2021. All common shares listed in the table below are entitled to one vote per share, unless otherwise indicated in the notes thereto. Unless otherwise indicated, the address of each person named in the table below is c/o Intelsat S.A., 4, rue Albert Borschette, L-1246 Luxembourg.

	Common Shares Beneficially Owned (1)
Name of Beneficial Owner:	Number	Percentage
Serafina S.A. (2)	48,468,543	34.1%
Cyrus Capital Partners and related entities (3)	10,766,504	7.6%
David McGlade (4)	2,040,612	1.4%
Stephen Spengler (5)	193,000	*
David Tolley	—	*
Michelle Bryan	110,530	*
Michael DeMarco	103,489	*
Samer Halawi	—	*
Bruno Fromont	—	*
John Wade	—	*
Jonathan B. Cobin	—	*
Justin Bateman	—	*
Robert Callahan	25,280	*
John Diercksen	95,271	*
Edward Kangas	35,792	*
Ellen Pawlikowski	—	*
Raymond Svider	—	*
Directors and executive officers as a group (6) (15 persons)	2,603,974	1.8%

*	Represents beneficial ownership of less than one percent of common shares outstanding.

(1)

The amounts and percentages of our common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)

The common shares beneficially owned by Serafina S.A. are also beneficially owned by the limited partnerships comprising the fund commonly known as BC European Capital VIII, BC European Capital—Intelsat Co-Investment and BC European Capital—Intelsat Co-Investment 1. CIE Management II Limited is the general partner of, and has investment control over the shares beneficially owned by, each of the limited partnerships comprising the BC European Capital VIII fund that are domiciled in the United Kingdom, BC European Capital—Intelsat Co-Investment, and BC European Capital—Intelsat Co-Investment 1 (collectively, the “CIE Funds”). CIE Management II Limited may, therefore, be deemed to have shared voting and investment power over the common shares beneficially owned by each of the CIE Funds. LMBO Europe SAS is the Geŕant of and has investment control over the shares beneficially owned by, each of limited partnerships comprising the BC European Capital VIII fund that are domiciled in France (collectively, the “LMBO Funds”). LMBO Europe SAS may, therefore, be deemed to have shared voting and investment power over the common shares beneficially owned by each of the LMBO Funds. Because each of CIE Management II Limited and LMBO Europe SAS is managed by a board of directors, no individuals have ultimate voting or investment control for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), over the shares that may be deemed beneficially owned by CIE Management II Limited or LMBO Europe SAS. The address of Serafina S.A. is 18, rue Erasme, L-1468 Luxembourg. The address of CIE Management II Limited and the CIE Funds is West Wing, Floor 2, Trafalgar Court, Les Banques, St. Peter Port, Guernsey, GY1 4LY, Channel Islands and the address of LMBO Europe SAS and the LMBO Funds is 38 Avenue Hoche, Paris, France 75008.

(3)

Based on the most recently available Schedule 13D/A filed with the SEC on January 25, 2021 by Cyrus Capital Partners, L.P. (“Cyrus Capital Partners”), Cyrus Capital Partners GP, L.L.C. (“Cyrus Capital GP”) and Stephen C. Freidheim. Cyrus Capital Partners is the investment manager of certain private investment funds that directly hold Intelsat S.A. common shares, including Cyrus Opportunities Master Fund II, Ltd., CRS Master Fund, L.P., Crescent 1, L.P., Cyrus Select Opportunities Master Fund, Ltd., Canary SC Master Fund, L.P., and Cyrus 1740 Master Fund, L.P. (collectively, the “Cyrus Funds”). Cyrus Capital GP is the general partner of Cyrus Capital Partners. Stephen C. Freidheim is the Chief Investment Officer of Cyrus Capital Partners and is the sole member and manager of Cyrus Capital GP. Mr. Freidheim may be deemed to indirectly beneficially own the securities directly held by the Cyrus Funds because Mr. Freidheim may be deemed to have voting and investment power over such securities by virtue of his relationship with Cyrus Capital Partners and Cyrus Capital GP. The address of Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim is c/o Cyrus Capital Partners, L.P., 65 East 55th Street, 35th Floor, New York, New York 10022.

(4)	Mr. McGlade holds options entitling him to receive or purchase 2,040,612 common shares within sixty days of April 1, 2021, subject to certain restrictions.
(5)	Mr. Spengler holds options entitling him to receive or purchase 193,000 common shares within sixty days of April 1, 2021, subject to certain restrictions.
(6)

Directors and executive officers as a group exercise voting power over 384,522 common shares and hold options entitling them to receive or purchase 2,233,612 common shares within sixty days of April 1, 2021, subject to certain restrictions.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and certain holders of more than 10% of our common shares to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

Based solely on a review of Forms 3, 4 and 5 and amendments thereto filed on EDGAR, as well as written representations provided to us by all of our directors and executive officers, we believe that during the year ended December 31, 2020, our directors, executive officers and certain holders of more than 10% of our common shares complied with all applicable Section 16(a) filing requirements, with the exception of the following: (i) each of Serafina S.A., the limited partnerships comprising the fund commonly known as BC European Capital VIII, BC European Capital—Intelsat Co-Investment, BC European Capital—Intelsat Co-Investment 1, LMBO Europe SAS and CIE Management II Limited filed one late report on Form 3 covering one transaction each, and (ii) each of Mr. Halawi, Mr. Spengler, Mr. Tolley, Mr. Bacica, Ms. Bryan and Mr. Fromont filed one late report on Form 4 covering one transaction each.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2020 with the Company’s management. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee received the written disclosures and the letter regarding the independence of the independent registered public accounting firm required by the PCAOB and has discussed with the independent registered public accounting firm its independence from the Company and its management. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Respectfully submitted, THE AUDIT COMMITTEE
Edward Kangas, Chairman
Robert Callahan John Diercksen

The material in this Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such material by reference.

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by KPMG LLP for the fiscal years ended December 31, 2019 and 2020 ($ in thousands):

	2019	2020
Audit Fees	$3,183	$5,264
Audit-Related Fees	0	0
Tax Fees	24	0
All Other Fees	0	0
Total Fees	$3,207	$5,264

Audit Fees. These fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements; the reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q; comfort letters and services provided as part of registration statements and debt offerings; and consultations regarding the accounting, financial reporting and audits of subsidiaries, including statutory audits required by foreign jurisdictions.

Audit-Related Fees. There were no audit-related fees for the years ended December 31, 2019 and 2020.

Tax Fees. These fees relate to U.S. state taxation.

All Other Fees. There were no other fees for the years ended December 31, 2019 and 2020.

Audit Committee Pre-Approval Policy and Procedures. Consistent with SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve services to be provided by our independent registered public accounting firm prior to commencement of the specified service. The requests for pre-approval are submitted to the Audit Committee, or a designated member of the Audit Committee, by our Chief Financial Officer, Controller or independent registered public accounting firm, and the Audit Committee chairman executes engagement letters with our independent registered public accounting firm following approval by Audit Committee members, or the designated member of the Audit Committee. All services performed by KPMG LLP during 2020 were pre-approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation programs and the underlying philosophy used to develop the programs. We describe the material components of our executive compensation programs for our 2020 Named Executive Officers (“NEOs”). We describe each compensation element and the decisions, and reasons therefor, made by the Compensation Committee for executive compensation in 2020. The Company’s NEOs for 2020 were:

Name	Title
Stephen R. Spengler	Chief Executive Officer
David M. Tolley	Chief Financial Officer; co-Chief Restructuring Officer (“CRO”)
Michelle V. Bryan	General Counsel, Chief Administrative Officer and Secretary; co-CRO
Michael J. DeMarco	Chief Services Officer
Samer Halawi	Chief Commercial Officer

2020 Business Performance

We operate one of the world’s largest satellite services businesses, providing a critical layer in the global communications infrastructure. As the foundational architects of satellite technology, Intelsat operates the largest, most advanced satellite fleet and connectivity infrastructure in the world. We apply our unparalleled expertise and global scale to reliably and seamlessly connect people, devices and networks in even the most challenging and remote locations.

We provide diversified communications services to the world’s leading media companies, fixed and wireless telecommunications operators, data networking service providers for enterprise and mobile applications in the air and on the seas, multinational companies and internet service providers. We are also the leading provider of commercial satellite communication services to the U.S. government and other select military organizations and their contractors. Our network solutions are a critical component of our customers’ infrastructures and business models.

Our customers use our services for broadband connectivity to deliver fixed and mobile telecommunications, enterprise, video distribution and fixed and mobile government applications. The Company operates primarily across four business sectors: media, enterprise and wireless, mobility and government.

As reflected in prior years’ disclosures, the Company has experienced continuing revenue declines in the media and enterprise and wireless business sectors. In addition to these revenue declines, the Company faced two other significant business challenges in 2020. In 2020, the U.S. Federal Communications Commission (the “FCC”), the agency that licenses certain of the Company’s satellite operations in the United States, issued an order that requires the Company to relocate certain of its transmissions in the C-band spectrum (the “FCC Order”). The FCC Order further provides for significant payments for certain FCC license holders to accelerate relocation of the transmissions, in addition to the reimbursement of reasonable expenses for the cost of relocation. The acceleration payments provided for the Company’s relocation of C-band usage approximate $4.9 billion and the costs to implement the relocation approximate $1.6 billion. Although certain of these expenses for relocation will be reimbursed, to achieve the $4.9 billion in accelerated relocation payments, the Company anticipates incurring nearly $1 billion in expenses prior to receiving the reimbursement payments.

In addition to the challenges posed by the FCC Order in paying for accelerated transmission relocation, the Company, like many businesses, faced significant pressure from the economic impacts stemming from the COVID-19 pandemic. The Company is one of the largest providers of broadband services to airlines and cruise ship customers for passenger internet connectivity. As a result of the COVID-19 pandemic, consumer travel declined substantially throughout 2020. The Company’s revenues from those businesses have declined accordingly. Similarly, the Company’s media business has been a leader in broadcasting occasional use events such as the Olympics, live sports, and concerts. Restrictions and bans on such events during 2020 reduced the Company’s revenue associated with these special events.

As a result of the combination of these challenges, on May 13, 2020, the Company and certain of its subsidiaries commenced the Chapter 11 Cases. The Company filed a proposed plan of reorganization with the Bankruptcy Court on February 12, 2021 and currently anticipates completing its reorganization and emerging from bankruptcy in the second half of 2021. During the course of 2020, the Company was operated subject to the executive compensation and governance requirements of Chapter 11 of the Bankruptcy Code. For more information on the Chapter 11 Cases, see the Company’s 2020 Annual Report.

In conjunction with the filing of the Chapter 11 Cases, the Company’s usual compensation programs for its NEOs were suspended, in part because certain of the Company’s programs would not have been compliant with the additional requirements imposed by Chapter 11 of the Bankruptcy Code. The suspended programs were replaced with special purpose compensation programs targeted directly to the restructuring and compliant with Chapter 11 of the Bankruptcy Code. This CD&A will discuss both the Company’s usual compensation process and programs and the modifications which occurred in 2020 due to these special circumstances.

In a year with multiple challenges as cited above, we achieved the following operating results for the fiscal year 2020 (all comparative financial information is presented against the prior-year period):

•	Total revenue declined by 7.7 % to $1.9 billion; and

•	Adjusted EBITDA (“AEBITDA”) decreased by 12.9% to $1.3 billion.

($ in millions)

*	Revenue results for 2018 and beyond reflect the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.
**	2020 results do not include revenue or AEBITDA from our recently acquired commercial aviation business from Gogo Inc.

AEBITDA was one of several metrics used for our incentive compensation plan for fiscal year 2020. Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Annual Report, for a more detailed discussion of our fiscal year 2020 financial results and, beginning on page 64 of the 2020 Annual Report, a discussion regarding, and reconciliation of, our non-U.S. GAAP to U.S. GAAP financial measures.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to encourage our executives to think and act like owners of the Company. In typical years, we want our executive officers to focus on growing the Company’s value, but at the same time to share the downside risk of poor performance. Through our performance management and rewards programs, we endeavor to create an environment that fosters and rewards increasing enterprise value. To the extent that there are sector declines, adverse macro-economic environmental factors or force majeure events (such as launch failures and in-orbit satellite failures, among others), we strive to measure the performance of executive officers based upon how successful they are in preserving value and minimizing the impact of these forces or events on enterprise value.

In the context of 2020, the Company’s compensation philosophy focused on effectively compensating key executives in the face of a restructuring and incenting performance on key operational objectives aligned with preserving enterprise value. In connection with the substantial recapitalization of the Company and the filing of the Chapter 11 Cases, Mr. Tolley and Ms. Bryan were given additional responsibilities related to the restructuring as co-Chief Restructuring Officers (“CROs”). Their compensation elements were adjusted to reflect these additional responsibilities.

We believe that in order to achieve our corporate objectives, our executive compensation programs must be competitive, properly reward results and provide incentives for both short- and long-term performance. Our overall executive compensation philosophy is one based upon pay for performance and alignment with our shareholders. Through a mixture of fixed and performance-dependent income and short- and long-term incentives, we strive for a balance of risk and reward. The level of total compensation varies based upon the returns ultimately achieved by our shareholders. This supports an overall compensation program that emphasizes variable compensation over fixed base salary.

Pay Components

Generally, our executive compensation program consists of the following three components:

•	Base salary;

•	Short-term incentive (“STI”) awards (in the form of annual cash bonuses); and

•	Long-term incentive (“LTI”) awards (in the form of restricted shares and options).

We use short-term compensation (base salaries and annual cash bonuses) to provide competitive levels of cash compensation for our executives and focus them on our annual goals and objectives. We use long-term compensation (restricted stock units and performance stock units) to achieve our goal of driving long-term growth in share value. This long-term compensation element is designed to emphasize the performance measures our executives need to achieve in order to deliver enterprise value. Our NEOs hold incentive awards subject to a variety of time and performance-based vesting requirements, all closely linked to long-term growth in the value of the Company.

We carefully determine the percentage mix of compensation components we think is appropriate for each of our NEOs. This is not a mechanical process and we use our judgment and experience to determine the appropriate mix of compensation for each individual. Base salary generally constitutes a minority portion of the total compensation of our NEOs. We set salary to provide adequate cash compensation to be competitive in the market for executive talent, but we focus on total compensation, including short-term and long-term compensation, so that our NEOs are prepared to have “at risk” a significant portion of their total compensation. Generally, we target the 50th percentile for cash compensation with the ability to achieve upside based upon superior performance, but not to exceed the 75th percentile, for total direct compensation.

In 2020, we replaced certain of our NEO compensation programs with new compensation arrangements to reflect the restructuring of the Company and the filing of the Chapter 11 Cases. In addition to receiving a base salary, each of our NEOs received a cash retention bonus and participated in the Key Employee Incentive Plan (“KEIP”), each as further described below. These two elements were in lieu of STI and LTI awards for 2020.

How We Make Compensation Decisions

Role of the Compensation Committee

The Compensation Committee (or “Committee”) is responsible for overseeing our compensation policies, incentive and equity compensation and approving payments or grants under these plans for executive officers. At the beginning of each fiscal year, the Committee reviews and approves the following elements of direct compensation for our NEOs:

•	Base salary for the upcoming year;

•	Performance goals for the attainment of cash incentive awards for the upcoming year;

•	Mix and amount of equity awards to be granted; and

•	Performance goals for the attainment of vesting of a portion of the equity award.

In making these determinations, the Committee:

•	Receives advice from its independent compensation consultant;

•	Reviews market data and other input from its compensation consultant;

•	Evaluates the responsibilities of each executive;

•	Receives input from the CEO on the performance of each NEO (other than the CEO);

•	Assesses retention risk and other relevant factors for each executive; and

•	Determines the appropriate level of compensation warranted based on this analysis.

The Committee will also take into consideration the results of the advisory say-on-pay vote from shareholders.

Role of the Compensation Consultant

Prior to the beginning of 2020, the Compensation Committee retained an independent compensation consultant, Korn Ferry. Korn Ferry reported directly to the Committee and participated in Committee meetings where executive compensation was under review or approval. As part of its work, Korn Ferry assisted the Committee with determining an appropriate peer group and survey data and provided a competitive analysis of executive compensation. Korn Ferry also provided support to the Committee in reviewing performance metrics and incentive plan design. Korn Ferry received $80,900 in fees for these services in 2020.

After filing the Chapter 11 Cases, the Company retained a second independent compensation consultant, Willis Towers Watson, with expertise in the area of executive compensation for companies in distress and/or in the restructuring process. Willis Towers Watson completed an updated competitive analysis of executive compensation, provided support in designing the retention bonus plan and the KEIP and supported the review of performance metrics for the KEIP. Willis Towers Watson received $190,000 in fees for these services in 2020.

In addition to the services provided to the Compensation Committee, Willis Towers Watson, through other practice areas and affiliated entities provided insurance broker services, as well as health and welfare benefit consulting services to the Company in 2020, resulting in fees in an amount totaling $2.8 million for these services.

The Committee has analyzed whether the work of Korn Ferry and Willis Towers Watson presents any conflict and concluded that each consultant is independent, taking into consideration all of the relevant circumstances, including the following factors: (i) the type of services provided to the Company; (ii) the amount of fees paid for other services; (iii) the lack of any personal relationship with any executive officer of the Company or the Committee; and (iv) the lack of stock ownership in the Company by each consultant. The Committee will continue to monitor the independence of each compensation consultant on an ongoing basis.

Use of Competitive Data

The Compensation Committee thinks it is important to understand the relevant market for executive talent to ensure that the executive compensation program supports the attraction, retention and continued engagement of highly qualified leaders. The Committee assesses market conditions annually through a review of peer group compensation data and general survey data compiled by the compensation consultant. Due to the unique nature of our business, our small leadership team spanning multiple functional responsibilities and the complex corporate structure relative to comparable companies of our revenue size, we face ongoing challenges finding appropriate peer group companies as well as individual position comparators. The Committee does not make decisions solely based on peer or survey data; rather, it uses the data as a reference point to help ensure that our pay practices are appropriate, including as compared to market practice.

The Committee, together with its compensation consultant, reviews our peer group members periodically to determine the appropriateness for inclusion in the benchmark data. The peer group used for reference in connection with setting 2020 compensation included the following companies:

Akamai Technologies	Gogo, Inc.	Nielsen Holdings
Analog Devices, Inc.	GTT Communications, Inc	SAIC
Ciena Corporation	Iridium Communications	Sirius XM Holdings, Inc.
Echostar Corporation	Juniper Networks	Viasat, Inc.
F5 Networks, Inc.	Maxar Technologies, Inc.

Role of Management

Our CEO, in consultation with our head of human resources, makes compensation-related recommendations to the Compensation Committee for the NEOs other than the CEO. The CEO makes recommendations based on assessment of individual performance, succession planning, retention risk, impact on the business, scope of responsibilities, experience, specific expertise and other relevant factors. These recommendations are reviewed with the Committee’s compensation consultant.

Best Practices—We adhere to the following best practices with respect to executive compensation:

• Fixed Compensation Elements Benchmarked at Market Median	• Double Trigger Provision for Severance after a Change of Control

• Majority of Pay Based on Performance	• No Excise Tax Gross Up Provisions

• Independent Compensation Consultant Reports Directly to Compensation Committee	• Recoupment Policy on Incentive Compensation Programs

• Cap on Annual Bonus Payouts

Main Elements of 2020 Compensation

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2020 base salaries of the NEOs, the Committee considered a number of factors, including the functional role of the position, the individual’s performance in 2019, the level of the individual’s responsibility, the individual’s prior experience in similar positions, competitive market data, the ability to replace the individual, the base salary of the individual at his or her prior employment or prior position within the Company and the number of well-qualified candidates available. The base salaries of the NEOs are reviewed annually, as well as at the time of promotion or other changes in responsibilities. In 2020, base salaries were increased to maintain competitiveness with the market. The base salary increases for the NEOs in 2020 ranged from 2% to 7%.

2020 BASE SALARIES IN EFFECT AT YEAR END
Stephen Spengler	Chief Executive Officer	$1,050,000
David Tolley	Chief Financial Officer; co-CRO	$650,000
Michelle Bryan	General Counsel, Chief Administrative Officer and Secretary; co-CRO	$530,000
Michael DeMarco	Chief Services Officer	$425,250
Samer Halawi	Chief Commercial Officer	$440,000

Annual Short-Term Incentive Awards

We maintain a short-term cash incentive plan (the “Bonus Plan”) that provides certain of our and our subsidiaries’ employees, including the NEOs, with the opportunity to earn cash bonuses based on the attainment of specific financial performance goals and operational objectives. The performance criteria are established by the Compensation Committee prior to the beginning of the fiscal year. Under the Bonus Plan, each NEO has a target incentive which represents a percentage of the executive’s base salary. For 2020, these targets were the following:

2020 TARGET STI INCENTIVE PERCENTAGE
Stephen Spengler	Chief Executive Officer	140%
David Tolley	Chief Financial Officer; co-CRO	100%
Michelle Bryan	General Counsel, Chief Administrative Officer and Secretary; co-CRO	95%
Michael DeMarco	Chief Services Officer	80%
Samer Halawi	Chief Commercial Officer	80%

Historically, we used a mix of financial and non-financial metrics to measure our performance under the Bonus Plan. Initially, the goals and criteria for the NEOs in 2020 included the following:

•	Global revenue;

•	AEBITDA; and

•	Operational goals related to the expansion of new products and services, spectrum management, systems enhancement, technology innovation, talent acquisition, and diversity and inclusion.

Each of the target goals and criteria for bonuses referred to above is based on thorough discussion between the Compensation Committee and management as to budgets and projections for the relevant year. Care is taken to ensure that the targets are difficult to achieve but achievable, thereby ensuring that the NEOs and other management are appropriately incented to perform at the highest levels. The Bonus Plan is a discretionary plan and the Compensation Committee retains the right to award compensation that is greater or less than the amount determined based on the attainment of performance criteria.

The above-referenced metrics were weighted 40% for revenue, 30% for AEBITDA and 30% for operational goals. Each of the financial metrics are established at a target level consistent with expected achievement for the fiscal year, together with a threshold level below expected achievement and a maximum level above expected achievement. Non-financial metrics are established at a target, but they are either achieved at 100% or not achieved, thereby yielding no payment for that metric. Once corporate achievement is determined against the metrics, the result is adjusted for an individual performance factor ranging from 0.5 to 1.5. Overall, the Bonus Plan payout may not exceed 200% of the NEO’s target incentive. The Compensation Committee also has discretion under the Bonus Plan to award additional bonuses.

Once the Chapter 11 Cases were commenced in May of 2020, the Bonus Plan for 2020 was suspended and replaced with the KEIP, as further described below. Accordingly, there were no payouts under the Bonus Plan for 2020 and the Bonus Plan remains dormant.

Long-Term Incentive Awards

We have historically maintained an equity incentive plan designed to provide our NEOs and other members of the leadership team with an incentive related to the longer-term performance of the Company. In determining the amount of the individual LTI award for a NEO, the Compensation Committee considers the individual’s performance during the preceding year, leadership impact, retention, pay relative to market data, and corporate performance. Each individual has a target LTI percentage reflecting a percentage of salary at the time of grant. The target LTI percentages for the NEOs range from 250% to 400%. While these targets are established based on market median, they are guidelines and the actual award granted is dependent on the factors stated above as well as the existing share price and shares available for issuance under the 2013 Equity Plan.

2020 TARGET LTI INCENTIVE PERCENTAGE
Stephen Spengler	Chief Executive Officer	400%
David Tolley	Chief Financial Officer; co-CRO	300%
Michelle Bryan	General Counsel, Chief Administrative Officer and Secretary; co-CRO	295%
Michael DeMarco	Chief Services Officer	250%
Samer Halawi	Chief Commercial Officer	250%

Typically, RSUs granted to NEOs vest in equal installments over three years based on time, while performance share units (“PSUs”) vest following the completion of the three-year performance period, if goals are met. For NEOs, awards are typically split 50% in the form of RSUs and 50% in the form of PSUs. Upon vesting, the RSUs and PSUs are settled in Company shares. The Compensation Committee establishes the performance metrics for the PSUs at the time of grant and ensures that the metrics are aligned with sustained performance and shareholder return. For the canceled 2020 grant, the Committee set the metrics for the PSUs as a weighted combination of relative shareholder return (“RSR”) and cumulative AEBITDA. Based on performance against these metrics, the number of shares earned can vary from 0 to 200% of the PSUs awarded. RSR is measured by comparing the Company’s share price appreciation (with reinvestment of dividends) during the three-year performance period relative to the S&P 900 index. RSR is calculated using a 60-day average at the beginning and end of the performance period to smooth volatility in the market. The RSR pays at target based upon achieving a return at the 50th percentile of the index. The maximum RSR payout is capped at 100% of target if the absolute return is negative for the Company. Cumulative AEBITDA focuses on the Company’s growth goal measured over the three-year performance period. The cumulative AEBITDA metric was established based upon the budget numbers in the Company’s long-term business plan.

In 2020, awards in the form of RSUs and PSUs were granted in March and then subsequently canceled upon the filing of the Chapter 11 Cases.

2020 Compensation Elements as Amended

In April of 2020, the Compensation Committee suspended the short-term and long-term incentive plans summarized above for the 2020 fiscal year and entered into new cash retention bonus and performance-based incentive arrangements, designed to retain and incent the NEOs during a period of distress and restructuring.

Under the retention bonus arrangements, each of the NEOs was paid a retention bonus in an amount equal to the sum of (i) 100% of his or her base salary (as set forth in the table above), (ii) 18% of the sum of his or her target annual incentive amount and target long-term incentive amount (as set forth in the tables above), and (iii) in the case of each of Mr. Tolley and Ms. Bryan, an additional $500,000. The additional retention amount for Mr. Tolley and Ms. Bryan was based on the consolidation of their existing retention agreements with those newly implemented by the Company in 2020 and also to compensate them for their enhanced duties and responsibilities as co-CROs in connection with the Company’s significant restructuring efforts to recapitalize its balance sheet.

Importantly, each NEO’s retention bonus is subject to a clawback, whereby he or she is obligated to repay the after-tax value of the unvested portion of the retention bonus if he or she resigns without “good reason” or is terminated by the Company for “cause” (each as defined and described in his or her employment agreement) prior to the last vesting date. Each of Messrs. Spengler, DeMarco and Halawi vested in 50% of the retention bonus on October 31, 2020 and vests in the remaining 50% of the retention bonus on April 30, 2021. Each of Mr. Tolley and Ms. Bryan vested in 33 1⁄3% of the retention bonus on October 31, 2020 and will vest in an additional 33 1⁄3% of the retention bonus on each of April 30, 2021 and October 31, 2021.

In addition to the retention bonuses, the Compensation Committee also approved a performance-based incentive arrangement, the KEIP. Consistent with our pay-for-performance philosophy, the KEIP provided each NEO with the opportunity to receive a quarterly cash incentive payment for each of the second, third and fourth quarters of calendar year 2020 (with each NEO’s target aggregate opportunity for all three quarters equal to 82% of the sum of his or her target short-term annual incentive amount and target long-term incentive amount, as such targets are described above), based upon achievement of objective performance criteria. The performance metrics for the 2020 KEIP included (i) AEBITDA, (ii) network availability, and (iii) achievement of milestones in the transition of C-band spectrum usage.

Under the KEIP, payouts are set at 50% of the target bonus amount for achievement of threshold performance, 100% of the target bonus amount for achievement of target performance and 150% of the target bonus amount for achievement of stretch performance, with the percentage of the target bonus amount earned for achievement of performance in between thresholds determined using straight-line interpolation. Achievement of the performance targets are measured on a quarterly basis, with an annual cumulative catch-up provision with respect to the AEBITDA and network availability metrics. For 2020, all metrics were achieved at the maximum level.

As part of the Chapter 11 process, the Bankruptcy Court approved the KEIP, including the performance metrics for 2020, consistent with the interests of the Company and its stakeholders in continuing the operation of the Company to maximize enterprise value.

Outcome of 2018 Performance Share Unit Awards

The Compensation Committee assessed achievement of pre-established targets for the PSU awards granted to the NEOs in 2018 and scheduled to vest in March of 2020. The vesting of these awards was based on performance for the period from 2018 through 2020. As the achieved RSR and the achieved cumulative AEBITDA were both below the respective threshold levels for the three-year period, there was no vesting of the PSU awards granted in 2018 and those awards were forfeited.

Other Compensation Elements

In addition to the main elements of compensation set forth above, this section summarizes the other benefits and perquisites provided to our NEOs. These benefits are not performance-related and are designed to provide a complete and competitive package to attract, retain and engage executive talent. These elements were not affected by the Chapter 11 Cases.

Retirement Benefits: We maintain a tax-qualified defined contribution savings plan, the Intelsat Retirement Savings Plan, which covers all of our workforce, including the NEOs. The plan provides for three types of employer contributions: (1) matching 401(k) contributions up to 5% of eligible compensation, (2) a 2% fixed contribution, and (3) a performance-based contribution ranging from 0 to 4% based on the Company’s AEBITDA performance. There was no performance-based contribution to any employees under the Retirements Savings Plan for 2020. We also maintain a non-qualified retirement savings plan, covering executives including the NEOs, that is designed to restore employer contributions that were limited under the Retirement Savings Plan due to IRS compensation limitations. Contributions made to either of these plans on behalf of the NEOs are included in the Summary Compensation Table.

Health and Welfare Benefits: Our NEOs participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. In addition to these group benefits, executives including the NEOs receive supplemental life insurance paid for by the Company with a death benefit in an amount equal to three times the individual’s base salary.

Perquisites: Our NEOs are eligible for certain limited perquisites that include an allowance to cover financial planning and tax preparation and executive physical examinations. The financial/tax planning allowance is $50,000 for the CEO and $20,000 for all other NEOs.

Employment Agreements

To recruit and retain our NEOs, we enter into an employment agreement with each executive. Each agreement has a term of one year and renews automatically for successive one-year periods, unless earlier terminated. The agreements provide for a minimum base salary and short-term incentive target, which may be amended from time to time but not below the minimum level. The agreements provide for a certain position in terms of level and responsibilities and for the provision of severance benefits in the event of termination by the Company without “cause” or by the executive for “good reason.” Cause is defined in the agreements as (i) gross negligence or willful misconduct, or willful failure to substantially perform the executive’s duties under the agreement (other than due to physical or mental illness or incapacity), (ii) conviction of, or plea of guilty or nolo contendere to, or confession to, (A) a misdemeanor involving moral turpitude or (B) a felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States), (iii) willful breach of a material provision of the agreement, (iv) knowing willful violation of the Company’s written policies that the Board determines is detrimental to the best interests of the Company, (v) fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company, or (vi) use of alcohol or drugs that interferes with the performance of the executive’s duties. Good reason is defined in the agreement to include any of (i) a material diminution of title, position or responsibilities, (ii) a material breach by the Company of any terms of the employment agreement, (iii) a reduction of the executive’s base salary or target bonus potential, and (iv) under certain specified conditions, relocation or a requirement to work from a location other than the principal place of employment.

The amount of the severance benefit is a multiple of the sum of the base salary and target bonus applicable to the individual executive. The severance multiple for the CEO is two and the severance multiple for the other NEOs is one and one-half. Receipt of severance benefits is contingent on the timely execution and non-revocation of a waiver and release of claims and the executive’s continued compliance with the terms of the employment agreement. In addition, in connection with a termination of the executive’s employment without cause or for good reason, and in the event of a termination of employment by reason of death or disability, the executive will be paid any earned but unpaid compensation.

Each agreement provides that, during the executive’s employment with the Company and for one year after termination of his employment, whether voluntary or involuntary, the executive will not compete with the Company or its affiliates or hire or attempt to hire any person who is or was, during the year prior to the termination of his employment, an employee of the Company. There are no special provisions in the employment agreements related to a change of control of the Company. Hypothetical estimated severance payments under these agreements are shown for each NEO in the termination benefits table.

The award agreements under the 2013 Equity Plan set forth the terms of the equity awards to each NEO in the event of a termination of employment. Specifically, for NEOs, for time-vesting RSUs, any unvested awards will immediately vest in the event that the executive’s employment terminates (1) by the executive for good reason, (2) by the Company without cause, or (3) due to the executive’s death or disability. With respect to the PSUs, any unvested awards will immediately vest on a pro-rated basis determined by the days of employment in the performance period in the event that the executive’s employment terminates (1) by the executive for good reason, (2) by the Company without cause, or (3) due to the executive’s death or disability, subject, however, to actual achievement of the performance criteria at the end of the performance period. If any such termination occurs after a change of control of the Company (as defined in the agreements), the number of PSUs vesting will be equal to the target PSU amount.

Certain protections under the employment agreements are currently suspended during the pendency of the Chapter 11 Cases; for example, no severance benefits are payable to a NEO without the prior approval of the Bankruptcy Court, and the amount of severance benefits that may be paid, even with the approval of the Bankruptcy Court, is limited by statutory law. The Company anticipates assuming the employment agreements upon emergence from bankruptcy.

Indemnification Agreements

We have entered into agreements with our executive officers to provide contractual indemnification in addition to the indemnification provided for in our articles of incorporation. The indemnification agreements are currently suspended during the pendency of the Chapter 11 Cases. The Company anticipates assuming the indemnification agreements upon emergence from bankruptcy.

Policies

Stock Ownership Guidelines

We maintain stock ownership guidelines for our NEOs to further promote alignment of management and shareholder interests. These guidelines require that NEOs own Company shares with a value denominated as a multiple of their annual base salaries, which can be accumulated over a five-year period from date of hire or promotion. The guidelines are as follows:

Level	Ownership Guideline
CEO	6 times base salary
Executive Vice President	3 times base salary

Shares that count include Company shares owned outright and shares underlying unvested RSUs. The value of unvested PSUs is not included in calculating ownership until they are converted to shares upon vesting. The Compensation Committee reviews compliance with the stock ownership guidelines on an annual basis. In 2020, compliance with the stock ownership guidelines was suspended as a result of the Chapter 11 Cases.

Prohibition on Hedging or Pledging Company Shares

NEOs, as well as other officers, directors and certain employees of the Company, are covered by the Company’s securities trading policy. Please refer to the discussion in the “Corporate Governance—Board of Directors—Prohibition on Hedging or Pledging Company Shares” section of this Proxy Statement for additional details. None of the shares of the Company held by our NEOs are pledged or subject to any hedging restrictions.

Clawback and Recoupment

The Company has recoupment provisions in its short-term incentive plan, as well as in the long-term incentive plans. The provisions allow for the clawback of incentives paid under these plans if the executive engages in any activity that is adverse to the interests of the Company, including fraud or conduct contributing to a financial restatement, as well as any conduct requiring clawback under an SEC or NYSE regulation.

Risk Assessment

The Compensation Committee annually reviews our compensation programs and, together with its compensation consultant and management assesses potential compensation-related risks to the Company. Based on this assessment for 2020, the Committee believes that the following features of our compensation programs effectively mitigate excessive risk-taking that could harm the Company:

•	Short-term incentives are capped and payment is balanced based upon financial and other measures;

•	Performance goals are set in a realistic and reasonable manner relative to past performance and external market conditions;

•	Total compensation includes elements that are fixed in nature and, as such, these components do not encourage excessive risk-taking;

•	A larger portion of compensation is variable in nature and tied to specific performance related to the Company’s strategic business objectives;

•	There are committees in place that have oversight of all incentive plans;

•	Discretion is available to such committees to minimize “windfall gains” and counter any extraneous factors that may encourage excessive risk-taking; and

•	Clawback provisions are available and included in plan documents.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to certain covered officers. As part of its role, the Compensation Committee considers to what extent the Company can deduct any of its executive compensation under Section 162(m), but always retains the flexibility to award compensation that is not deductible in order to meet the objectives of our compensation philosophy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this CD&A with management. Based upon such review and discussion, the Compensation Committee recommended to the Board that this CD&A be included in this Proxy Statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

John Diercksen, Chairman
Edward Kangas
Ellen Pawlikowski

COMPENSATION TABLES

Summary Compensation Table

The following table provides information concerning compensation earned for each of our NEOs for the fiscal year 2020, as well as fiscal years 2019 and 2018, if applicable.

Name and Principal Position	Year	Salary [1] ($)	Bonus [2] ($)	Stock Awards [3] ($)	Non-Equity Incentive Plan Compensation [4] ($)	All Other Compensation [5] ($)	Total [6] ($)
Stephen Spengler Chief Executive Officer	2020	1,022,500	2,070,600	—	6,974,100	124,694	10,191,895
	2019	961,827	—	4,202,398	1,904,400	118,072	7,186,697
	2018	753,846	—	1,756,755	849,375	118,818	3,478,794
David Tolley Chief Financial Officer; co-CRO	2020	623,077	1,618,000	—	3,198,000	54,178	5,493,255
	2019	323,462	—	3,422,280	645,100	581,176	4,972,018
	2018	—	—	—	—	—	—
Michelle Bryan General Counsel & Chief Administrative Officer; co-CRO	2020	518,462	1,402,060	—	2,542,410	68,465	4,531,397
	2019	493,081	—	2,042,772	556,100	70,722	3,162,675
	2018	483,647	—	712,530	274,150	73,185	1,543,512
Michael DeMarco Chief Services Officer	2020	417,462	677,849	—	1,726,090	67,632	2,889,032
	2019	396,538	—	1,654,528	450,400	54,911	2,556,377
	2018	385,000	100,000	565,110	218,275	55,484	1,323,869
Samer Halawi Chief Commercial Officer	2020	436,154	701,360	—	1,785,960	65,348	2,988,822
	2019	421,538	—	1,154,244	450,400	53,651	2,079,833
	2018	392,654	60,000	1,114,050	232,450	39,020	1,838,174

(1)

The salaries set forth in this column reflect the actual earnings for each NEO during fiscal years 2018, 2019 and 2020, as applicable. In 2018, each NEO employed at the time received no salary increase for 2018, so the 2018 amount reflects 2017 salary rates. Additionally, in 2018 Mr. Spengler took a voluntary salary reduction from $950,000 to $750,000. In 2019, the salary for Mr. Tolley reflects a partial year as he first became employed in June of 2019. For 2020, the salary reflects a combination of two base salaries as salary changes generally take effect mid-year. Base salary increases for the NEOs became effective on May 1, 2020. Current base salaries for the NEOs are $1,050,000, $650,000, $530,000, $425,250 and $440,000 for S. Spengler, D. Tolley, M. Bryan, M. DeMarco and S. Halawi, respectively.

(2)

The amounts in this column reflect the retention bonus payments to all NEOs in 2020, a retention bonus payment to Mr. DeMarco in 2018 and a sign-on bonus for Mr. Halawi in 2018. As stated on page 30 of the CD&A, the retention bonuses in 2020 were deemed necessary and appropriate to retain and incent the NEOs during a period of financial distress and restructuring.

(3)

The stock awards granted to NEOs in 2020 were forfeited by each NEO in connection with the adoption of the KEIP. The value of the stock awards was calculated based upon the principles of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation.

(4)	The amounts set forth in this column are the amounts paid under the KEIP (described above) adopted in lieu of a short-term incentive bonus plan.
(5)	Details relating to Other Compensation are set forth in the table below.
(6)

The total compensation amounts for each NEO increased year-over-year in large part as a result of the special retention and incentive programs implemented in connection with the filing of the Chapter 11 Cases. The retention was deemed necessary to retain key executives during a time of severe financial distress and the incentive plan (KEIP) was deemed necessary to incent NEO performance to deliver specific objectives tied to driving enterprise value and sustaining operating performance during the course of the restructuring. The total compensation for 2020 for each of the NEOs absent the retention and KEIP programs would have been, $1,147,195, $677,255, $586,927, $485,093 and $501,502 for S. Spengler, D. Tolley, M. Bryan, M. DeMarco and S. Halawi, respectively. This level of total compensation would have heightened the retention risk for these key executives.

OTHER COMPENSATION
Name	Year	Financial and Tax Advisory Allowance ($)	Welfare Benefits: Life and Disability Insurance ($)	Executive Physical ($)	Relocation ($)	401(k) Plan Contributions ($)	Total Other Compensation ($)
Stephen Spengler	2020	50,000	25,291	3,994	—	45,410	124,694
	2019	50,000	22,351	4,029	—	41,692	118,072
	2018	50,000	22,447	3,256	—	43,115	118,818
David Tolley	2020	20,000	5,767	—	—	28,411	54,178
	2019	11,538	6,811	—	546,673	16,154	581,176
	2018	—	—	—	—	—	—
Michelle Bryan	2020	20,000	11,696	—	—	36,769	68,465
	2019	20,000	11,301	3,920	—	35,501	70,722
	2018	20,000	14,341	3,632	—	35,212	73,185
Michael DeMarco	2020	20,000	5,022	10,644	—	31,966	67,632
	2019	20,000	4,236	3,806	—	26,869	54,911
	2018	20,000	7,012	2,742	—	25,730	55,484
Samer Halawi	2020	20,000	7,065	4,314	—	33,969	65,348
	2019	20,000	4,703	2,450	—	26,498	53,651
	2018	19,154	4,487	3,802	—	11,577	39,020

2020 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Option Awards ($)
Stephen Spengler	STI Plan[1]		2,324,700	4,649,400	6,974,100	—	—	—	—	$0.0
	PSU		—	—	—	—	—	—	—	$0.0
	RSU		—	—	—	—	—	—	—	$0.0
David Tolley	STI Plan[1]		1,066,000	2,132,000	3,198,000	—	—	—	—	$0.0
	PSU		—	—	—	—	—	—	—	$0.0
	RSU		—	—	—	—	—	—	—	$0.0
Michelle Bryan	STI Plan[1]		847,470	1,694,940	2,542,410	—	—	—	—	$0.0
	PSU		—	—	—	—	—	—	—	$0.0
	RSU		—	—	—	—	—	—	—	$0.0
Michael DeMarco	STI Plan[1]		575,363	1,150,727	1,726,090	—	—	—	—	$0.0
	PSU		—	—	—	—	—	—	—	$0.0
	RSU		—	—	—	—	—	—	—	$0.0
Samer Halawi	STI Plan[1]		595,320	1,190,640	1,785,960	—	—	—	—	$0.0
	PSU		—	—	—	—	—	—	—	$0.0
	RSU		—	—	—	—	—	—	—	$0.0

(1)

The grants indicated as “STI Plan” were awarded under the KEIP adopted in conjunction with the Company’s Chapter 11 Cases. The KEIP replaced the annual short-term incentive plan and the long-term incentive plans previously in place for 2020. Under the terms of the KEIP, each NEO agreed to forfeit any benefit under such prior plans in exchange for participation in the KEIP. More information about the terms of KEIP are described above in the CD&A.

As stated in the CD&A provided above, each of the NEOs has entered into an employment agreement with the Company that provides for a minimum level of base salary, target incentive amount under the Company’s short-term incentive plan, and participation in the Company’s broad-based benefit plans. The agreements also provide severance benefits under certain circumstances as more fully described in the Potential Payments Upon Termination or Change of Control discussion below. The employment agreements are standard in form for all NEOs with the only deviation being the level of base salary, target bonus percentage and severance multiples. As set forth above, although the Company anticipates assuming the employment agreements upon emergence from bankruptcy, the assumption or rejection of the employment agreements will not be determined until the conclusion of the Chapter 11 Cases and any severance benefit payable to a NEO is subject to the approval of the Bankruptcy Court; further, the amount of severance benefits that may be paid, even with approval of the Bankruptcy Court, is limited by statutory law.

With respect to the STI grants, the terms of the award are governed under the KEIP adopted by the Company and are administered by the Compensation Committee. As described in the CD&A, the KEIP awards are subject to achievement of targeted AEBITDA, network availability, and completion of certain transition milestones with respect to the C-band transition initiative. Achievement on the metrics may result in a payout at threshold and up to a maximum amount. Under the terms of the KEIP, achievement of the targets is measured on a quarterly basis with an annual cumulative catch-up provision with respect to the AEBITDA and network availability metrics. Payment on achievement of quarterly AEBITDA cannot be paid above the target level; however, payment on achievement of cumulative three quarter AEBITDA may be paid at maximum under the cumulative catch-up provision. Determination of achievement against the metrics is subject to the approval of the Compensation Committee. For 2020, all metrics were achieved at the maximum level.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards outstanding for each NEO as of December 31, 2020:

	Option Awards					Stock Awards[2]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Stephen Spengler	43,000			$3.77	5/1/2023
	150,000			$3.77	12/15/2025
								299,586	$119,834
						128,224	$51,290
David Tolley								38,000	$15,200
						75,334	$30,134
Michelle Bryan								114,177	$45,671
						47,118	$18,847
Michael DeMarco								91,011	$36,404
						37,674	$15,070
Samer Halawi								98,370	$39,348
						50,580	$20,232

(1)	The market value of the stock awards was determined on the basis of the closing share price of $0.40 per share on December 31, 2020 and assuming that target performance is achieved for PSUs.
(2)

The table does not include awards in the amount for 50,000 shares, 22,500 shares and 28,225 shares for Mr. Tolley, Ms. Bryan and Mr. DeMarco, respectively, which awards vested in 2020 with deferred settlement until March of 2021. As such, these shares were not “outstanding” on December 31, 2020. Further, the vesting dates scheduled to occur after December 31, 2020 for each outstanding award are set forth in the table below.

Name	Number of RSUs That Have Not Vested (#)	Vesting Date	Number of PSUs That Have Not Vested (#)	Vesting Date
Stephen Spengler	99,862	3/1/2021	214,500	3/1/2021
	28,362	3/1/2022	85,086	3/1/2022

	128,224		299,586

David Tolley	12,666	3/1/2021	38,000	3/1/2022
	25,000	7/1/2021
	12,668	3/1/2022
	25,000	7/1/2022

	75,334		38,000

Michelle Bryan	38,059	3/1/2021	87,000	3/1/2021
	9,059	3/1/2022	27,177	3/1/2022

	47,118		114,177

Michael DeMarco	30,337	3/1/2021	69,000	3/1/2021
	7,337	3/1/2022	22,011	3/1/2022

	37,674		91,011

Samer Halawi	10,000	1/9/2021	75,000	3/1/2021
	32,790	3/1/2021	23,370	3/1/2022
	7,790	3/1/2022

	50,580		98,370

2020 Option Exercises and Stock Vested

The table below sets forth a summary of the equity awards held by the NEOs that vested during 2020 and option awards held by the NEOs which were exercised during 2020. The value realized is based upon the closing price of the Company’s shares on the date of vesting or exercise, as applicable.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen Spengler			506,862	$1,956,487
David Tolley			12,666	$48,891
			50,000	$28,500
Michelle Bryan			174,809	$674,763
			22,500	$9,000
Michael DeMarco			94,162	$363,465
			10,000	$6,300
			18,225	$7,290
Samer Halawi			10,000	$77,300
			32,790	$126,569

Post-Employment Compensation

Pension Benefits Table

None of the NEOs is covered by a pension plan maintained by the Company.

Non-Qualified Deferred Compensation Table

The Company maintains a non-qualified retirement savings plan covering executives, including the NEOs, that is designed to restore employer contributions that were limited under the Retirement Savings Plan (a 401(k) plan) due to compensation limitations under the Internal Revenue Code. Contributions made to either of these plans on behalf of the NEOs are included in the Summary Compensation Table as Other Compensation and are also included in the table below.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Stephen Spengler	—	25,637	32,491	—	249,319
David Tolley	—	8,561	1,445	—	12,167
Michelle Bryan	—	16,919	19,785	—	172,380
Michael DeMarco	—	7,731	8,539	—	56,990
Samer Halawi	—	13,750	3,440	—	23,020

*	In the table above, “FY” refers to Fiscal Year and “FYE” refers to “Fiscal Year-End”.

Potential Payment Upon Termination of Change in Control

The table below shows, hypothetically, what each of the current NEOs would have received under the terms of his or her employment agreement upon a termination of employment under varying circumstances, assuming such termination occurred on December 31, 2020. The NEOs’ employment agreements provide for severance benefits in the event of termination by the Company without “cause” or by the executive with “good reason,” the definitions of which are described above in the CD&A. The table below shows the payments assuming that the terms of the employment agreements were applied without regard to the Company’s Chapter 11 Cases. As stated above, the applicability of the payments under the employment agreements during the pendency of the Chapter 11 Cases is subject to the approval of the Bankruptcy Court; further, the amount of severance benefits that may be paid, even with approval of the Bankruptcy Court, is limited by statutory law. The amounts set forth below are determined without reference to any such limitations.

			Resignation With Good
		Resignation With Good Reason or Involuntary	Reason or Involuntary Termination Without
	Voluntary Resignation	Termination Without	Cause Following a
Name	Without Good Reason	Cause	Change of Control	Death or Disability	Termination For Cause
Stephen Spengler
Accrued Salary and Vacation (1)	$141,346	$141,346	$141,346	$141,346	$141,346
Severance (2)	$—	$5,040,000	$5,040,000	$—	$—
Accelerated Vesting of RSUs (3)	$—	$51,290	$51,290	$51,290	$—
Accelerated Vesting of PSUs (4)	$—	$22,803	$34,034	$22,803	$—

TOTAL	$141,346	$5,255,439	$5,266,670	$215,439	$141,346

David Tolley
Accrued Salary and Vacation (1)	$87,500	$87,500	$87,500	$87,500	$87,500
Severance (2)	$—	$1,950,000	$1,950,000	$—	$—
Accelerated Vesting of RSUs (3)	$—	$30,134	$30,134	$30,134	$—
Accelerated Vesting of PSUs (4)	$—	$10,184	$15,200	$10,184	$—

TOTAL	$87,500	$2,077,818	$2,082,834	$127,818	$87,500

Michelle Bryan
Accrued Salary and Vacation (1)	$71,346	$71,346	$71,346	$71,346	$71,346
Severance (2)	$—	$1,550,250	$1,550,250	$—	$—
Accelerated Vesting of RSUs (3)	$—	$18,847	$18,847	$18,847	$—
Accelerated Vesting of PSUs (4)	$—	$7,283	$10,871	$7,283	$—

TOTAL	$71,346	$1,647,727	$1,651,314	$97,477	$71,346

Michael DeMarco
Accrued Salary and Vacation (1)	$57,245	$57,245	$57,245	$57,245	$57,245
Severance (2)	$—	$1,148,175	$1,148,175	$—	$—
Accelerated Vesting of RSUs (3)	$—	$15,070	$15,070	$15,070	$—
Accelerated Vesting of PSUs (4)	$—	$5,899	$8,804	$5,899	$—

TOTAL	$57,245	$1,226,389	$1,229,294	$78,214	$57,245

Samer Halawi
Accrued Salary and Vacation (1)	$59,231	$59,231	$59,231	$59,231	$59,231
Severance (2)	$—	$1,188,000	$1,188,000	$—	$—
Accelerated Vesting of RSUs (3)	$—	$20,232	$20,232	$20,232	$—
Accelerated Vesting of PSUs (4)	$—	$6,263	$9,348	$6,263	$—

TOTAL	$59,231	$1,273,726	$1,276,811	$85,726	$59,231

(1)

This amount reflects unpaid salary for days worked prior to termination but scheduled to be paid in the final paycheck post termination, assuming a maximum of 10 days in the pay period. This amount also includes the maximum accrued but unpaid vacation as of December 31, 2020 of five weeks’ of salary. It should be noted that no bonus payments under the Bonus Plan are accrued to the NEO. It is currently the policy under our Bonus Plan that no bonus payments are made to plan participants who leave prior to the bonus payment date in March of the following year. Severance payments are made in a single lump sum on the next regular pay date that is at least 14 days after the effective termination date (including execution of a valid release and expiration of the revocation period).

(2)

The severance payment is calculated as the severance multiple, multiplied by the sum of base salary and target incentive under the Bonus Plan. For Mr. Spengler, the severance multiple is 2 and for the other NEOs the severance multiple is 1.5.

(3)

This number reflects accelerated vesting of RSUs, based on the market value of $0.40 per share on December 31, 2020. Immediate vesting occurs upon the termination of the NEO’s employment due to death or disability, by the Company without cause or by the NEO for good reason.

(4)

In the case of termination of the NEO’s employment due to death or disability, by the Company without cause or by the NEO for good reason, this number reflects the accelerated vesting of PSUs, based on the ratable portion of employment during the three-year performance period applicable to each award, assuming target performance is achieved and the closing price of the Company’s common shares of $0.40 per share on December 31, 2020. In the case of termination subsequent to a change of control and prior to the vesting date, the entire number of PSUs in all awards vest based on target performance.

2020 CEO Pay Ratio

We are providing the following information about the relationship of the annual median total compensation of our employees to the annual total compensation of our CEO. For 2020:

•	The median total compensation of all employees of our Company (other than the CEO) was $132,100; and

•	The total annual compensation of our CEO as reported in the Summary Compensation Table was $10,191,895.

Based on this information, we estimate that the ratio of our CEO’s compensation to median employee compensation is 77 to 1.

The CEO pay ratio has been calculated in accordance with Item 402(u) of Regulation S-K. We determined the median employee total compensation based on the base salaries paid in 2020 to all 1,262 employees employed on December 31, 2020, excluding employees of Gogo Inc.’s commercial aviation business acquired in December of 2020. For employees who worked less than a full year, but were employed on December 31, 2020, the base salary was annualized. The annual total compensation for the median employee includes the value of all forms of compensation and benefits and was calculated in the same manner as the total compensation for the CEO as reported in the Summary Compensation Table.

PROPOSAL #1 AND PROPOSAL #2:

APPROVAL OF ANNUAL FINANCIAL STATEMENTS AND CONSOLIDATED FINANCIAL STATEMENTS

At the Annual Meeting, management will present the Management Report, the Directors’ Conflicts of Interest Report and the Directors’ Compensation Report, and the auditors will present their Auditors’ Reports. No resolution is required to be taken with respect to these reports.

Management will then present the statutory stand-alone financial statements of the Company for the accounting year ended on December 31, 2020, and the consolidated financial statements of the Company and its group subsidiaries for the accounting year ended on December 31, 2020, each containing both 2019 and 2020 financial information. These materials are available on the internet at both www.intelsat.com and www.proxyvote.com. Following such presentation, the following resolutions will be put before the Annual Meeting for approval:

A vote “FOR” Proposal #1 is a vote to approve the following resolution:

RESOLVED, that the general meeting of the shareholders of the Company (the “General Meeting”), after having reviewed the report of the statutory auditor (réviseur d’entreprises agréé) on the Company’s statutory stand-alone financial statements for the accounting year ended on December 31, 2020 (containing 2019 and 2020 financial information), hereby approves the statutory standalone financial statements of the Company for the accounting year ended on December 31, 2020, in their entirety.

A vote “FOR” Proposal #2 is a vote to approve the following resolution:

RESOLVED, that the General Meeting, after having reviewed the management report of the Board and the report of the statutory auditor (réviseur d’entreprises agréé) on the Company’s consolidated financial statements for the accounting year ended on December 31, 2020 (containing 2019 and 2020 financial information), hereby approves the consolidated financial statements of the Company and its group subsidiaries for the accounting year ended on December 31, 2020, in their entirety.

Approval of Proposals #1 and #2 requires the affirmative vote of a simple majority of votes validly cast on each such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPANY’S STATUTORY STAND-ALONE AND CONSOLIDATED FINANCIAL STATEMENTS FOR THE ACCOUNTING YEAR ENDED ON DECEMBER 31, 2020 (CONTAINING 2019 AND 2020 FINANCIAL INFORMATION).

PROPOSAL #3:

APPROVAL OF ALLOCATION OF ANNUAL RESULTS

At the Annual Meeting, management will report that the Company’s operations resulted in a net loss of $1,156,848,811 on a stand-alone basis for the financial year ended on December 31, 2020.

A vote “FOR” Proposal #3 is a vote to approve the following resolution:

RESOLVED, that the General Meeting hereby acknowledges the net results for the financial year ended on December 31, 2020 showing a net loss of $1,156,848,811 and resolves to carry-forward such net results to the financial year ending on December 31, 2021.

Approval of Proposal #3 requires the affirmative vote of a simple majority of votes validly cast on such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ALLOCATION OF OUR ANNUAL RESULTS.

PROPOSAL #4:

APPROVAL OF GRANTING DISCHARGE (QUITUS) TO DIRECTORS FOR PERFORMANCE

Under Luxembourg law, the shareholders are asked to vote to approve granting discharge (quitus) to the directors who served during the accounting year ended on December 31, 2020 with respect to the performance of their duties during the completed fiscal year.

A vote “FOR” Proposal #4 is a vote to approve the following resolution:

RESOLVED, that the General Meeting hereby approves granting discharge (quitus) to the members of the Board who were in office during the accounting year ended on December 31, 2020 for the proper performance of their duties.

Approval of Proposal #4 requires the affirmative vote of a simple majority of votes validly cast on such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF GRANTING DISCHARGE (QUITUS) TO THE MEMBERS OF THE BOARD.

PROPOSAL #5:

ELECTION OF DIRECTORS

Class II Director Nominees for Election at the Annual Meeting

Please refer to the “Corporate Governance—Board of Directors” section of this Proxy Statement for the biographies of Messrs. Callahan, McGlade and Spengler, our Class II Director Nominees up for re-election at the Annual Meeting.

Our Board has no reason to believe that any of the nominees listed above would be unable to serve as a director of the Company, if elected.

Unless contrary instructions are provided on your proxy card, the persons named as proxies will vote your shares “FOR” the election of Messrs. Callahan, McGlade and Spengler as Class II directors.

RESOLVED, that the General Meeting hereby approves the re-appointment of Robert Callahan as a Class II director of the Company for a term ending at the 2024 annual general meeting of shareholders of the Company.

RESOLVED, that the General Meeting hereby approves the re-appointment of David McGlade as a Class II director of the Company for a term ending at the 2024 annual general meeting of shareholders of the Company.

RESOLVED, that the General Meeting hereby approves the re-appointment of Stephen Spengler as a Class II director of the Company for a term ending at the 2024 annual general meeting of shareholders of the Company.

Approval of each resolution set forth above in Proposal #5 requires the affirmative vote of a simple majority of votes validly cast on each such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-ELECTION OF THE THREE CLASS II DIRECTORS NAMED ABOVE TO TERMS THAT RUN UNTIL THE 2024 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY.

PROPOSAL #6:

APPROVAL OF DIRECTOR REMUNERATION

We collectively refer to our Governance Agreement (see “Corporate Governance—Board of Directors—Governance Agreement”) and the arrangements described under the “Corporate Governance—Board of Directors—Director Compensation” section of this Proxy Statement as the “Remuneration Arrangements.”

A vote “FOR” Proposal #6 is a vote to approve the following resolution:

RESOLVED, that the General Meeting hereby approves the Remuneration Arrangements with respect to the directors of the Company for 2021.

Approval of Proposal #6 requires the affirmative vote of a simple majority of votes validly cast on such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF DIRECTOR REMUNERATION FOR 2021.

PROPOSAL #7:

APPROVAL OF RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND STATUTORY AUDITOR

KPMG LLP has served as the independent registered accounting firm of our predecessors since 2002 and of Intelsat S.A. since 2011. Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm to perform the audit of our financial statements for the accounting year ended on December 31, 2020. KPMG Luxembourg, S.C. has served as our statutory auditor (réviseur d’entreprises agréé) since 2010.

Fees for services rendered by KPMG LLP and KPMG Luxembourg, S.C. to the Company for audit, audit-related, tax and other services in 2020 and 2019, please see the “Corporate Governance—Independent Auditor Fees and Other Matters” section in this Proxy Statement for a summary of the Company’s pre-approval policies and procedures for all audit and non-audit services provided to the Company by its independent registered public accounting firm.

A vote “FOR” Proposal #7 is a vote to approve the following resolution:

RESOLVED, that the General Meeting hereby approves the re-appointment of KPMG LLP as Independent Registered Public Accounting Firm and of KPMG Luxembourg, S.C. as approved statutory auditor (réviseur d’entreprises agréé) of the Company for the period ending at the general meeting of shareholders of the Company approving the statutory financial statements for the accounting year ending on December 31, 2021.

Approval of Proposal #7 requires the affirmative vote of a simple majority of votes validly cast on such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND OF KPMG LUXEMBOURG, S.C. AS APPROVED STATUTORY AUDITOR FOR THE ACCOUNTING YEAR ENDING ON DECEMBER 31, 2021.

PROPOSAL #8:

NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing our shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of our executive officers whose compensation is disclosed in this Proxy Statement (our NEOs). This advisory vote, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on our 2020 executive compensation programs and policies for our NEOs as described in the CD&A and related compensation tables. We plan to submit our executive compensation to such an advisory vote every year.

We believe that our executive officers play a critical role in our financial, strategic and operational performance, and in the context of 2020, we focused on retaining our executive officers in the face of the Company’s financial restructuring and incentivizing performance on key operational objectives aligned with preserving enterprise value. We urge shareholders to read the CD&A before casting this important vote. As described in the CD&A, our compensation programs are designed to, among other things:

•	Attract, retain and engage top talent;

•	Tie the majority of an executive officer’s compensation to the attainment of financial and other performance measures that promote the creation of long-term value for the Company;

•	Target fixed compensation at the median level of market data; and

•	Avoid incentives that encourage excessive risk-taking.

We continually review our executive compensation programs and, although non-binding, the Board and Compensation Committee seek the input of our shareholders to guide future decisions.

A vote “FOR” Proposal #8 is a vote to approve the following resolution:

RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Approval of Proposal #8 requires the affirmative vote of a simple majority of votes validly cast on such resolution by the shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL #8.

Questions & Answers

This Proxy Statement is being provided to solicit proxies on behalf of the board of directors (the “Board”) of Intelsat S.A. (the “Company,” “Intelsat,” “we” or “us”) for use at the 2021 annual meeting of shareholders (the “Annual Meeting”), to be held by conference call on Tuesday, June 15, 2021, at 4:00 p.m. (CET), and any adjournment or postponement thereof. We expect to first make this Proxy Statement available, together with the Company’s statutory stand-alone financial statements for the accounting year ended on December 31, 2020 and our annual report on Form 10-K for the year ended on December 31, 2020 (the “2020 Annual Report”), to shareholders on or about April 27, 2021.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a notice regarding internet availability of proxy materials to our shareholders of record as of the close of business on April 26, 2021 (the “Record Date”). All shareholders will have the ability to access the proxy materials on the website referred to in the notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or request a printed copy may be found in the notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the notice. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and to exercise the voting rights attendant to their shares at the Annual Meeting.

We intend to mail the notice on or about April 27, 2021 to all holders of record of our common shares. On that same date, we will also mail a printed copy of this Proxy Statement, the Company’s statutory stand-alone financial statements for the accounting year ended on December 31, 2020, the consolidated financial statements of the Company and its group for the accounting year ended on December 31, 2020, our 2020 Annual Report and form of proxy to shareholders who had previously requested printed copies.

Q:	Who may vote at the Annual Meeting?

A:

Only holders of record of our shares at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, 142,184,518 common shares were issued and outstanding. Each common share is entitled to one vote at the Annual Meeting.

Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on the Record Date.

Q:	What is the quorum requirement?

A:	No quorum is required for the resolutions to be considered at the Annual Meeting.

Q:	What is the effect of broker non-votes and abstentions?

A:

Broker non-votes occur when brokers, banks or other nominees holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote their shares, and the broker, bank or other nominee is unable to vote the shares in its discretion in the absence of an instruction. We strongly encourage you to provide instructions to your broker to vote your shares and exercise your right as a shareholder.

An abstention occurs when a shareholder withholds such shareholder’s vote on a particular matter by checking the “ABSTAIN” box on the proxy card. With respect to Proposals No. 1 through No. 8 to be considered at the Annual Meeting, only those votes cast “FOR” or “AGAINST” are counted for the purposes of determining the number of votes cast with respect to each such proposal.

Broker non-votes and abstentions are not considered votes cast and have no effect on the outcome of any of the proposals.

Q:	What is the voting process, and can I change my vote after submitting my proxy?

A:

If you are a shareholder of record and you received your proxy materials by mail or requested paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope. Due to the current COVID-19 situation and as permitted by and in accordance with the Luxembourg law of September 23, 2020 on the measures relating to the holding of meetings of companies and other legal entities, as amended, shareholders will not be permitted to attend the Annual Meeting in person.

If your shares are held in “street name,” meaning you are a beneficial owner with your shares held through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee. You must follow the instructions of the holder of record in order for your shares to be voted.

The Company will retain an independent tabulator to receive and tabulate the proxies.

If you submit a proxy and direct how your shares will be voted, the individuals named as proxies will vote your shares in the manner you indicate. If you submit a proxy but do not direct how your shares will be voted, the individuals named as proxies will vote your shares in accordance with the voting recommendations of the Board as described in each of the Proposals contained in this Proxy Statement.

Our Board has no knowledge of any other matters to be voted upon at the Annual Meeting other than those described herein. If any other business properly comes before the shareholders at the Annual Meeting, it is intended that the proxy holders will vote on such matters in accordance with their discretion, to the extent that such discretion is duly provided for by proxy in accordance with Luxembourg law and rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”).

Please note that you will also receive separate proxy materials for an extraordinary general meeting of shareholders, which will be held virtually and on the same date stated above, but not at the same time. Please be certain to vote separately each proxy card that you receive from us. This Proxy Statement concerns only information regarding the Annual Meeting.

A shareholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•

delivering a written notice on or before June 11, 2021, at the address given below, bearing a date later than that indicated on the proxy card, but prior to the date of the Annual Meeting, stating that the proxy is revoked; or

•	signing and delivering a subsequently dated proxy card prior to the vote at the Annual Meeting.

You should send any written notice or new proxy card to Intelsat S.A., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If you are a registered holder you may request a new proxy card by calling the Company at its principal executive office in Luxembourg at +352 27-84-1600.

Your last vote prior to the Annual Meeting is the vote that will be counted. Please note that any written notice or new proxy card must be received by the Company or the tabulation agent (Broadridge) no later than 5:00 p.m. (CET) on June 11, 2021 in order for it to be taken into account.

Q:	May I attend the Annual Meeting?

A:

Due to the current COVID-19 situation and as permitted by and in accordance with the Luxembourg law of September 23, 2020 on the measures relating to the holding of meetings of companies and other legal entities, as amended, shareholders may not attend the Annual Meeting in person and voting will only be permitted by way of proxy.

Q:	Who is paying for this proxy solicitation?

A:

We will pay the cost of soliciting proxies for the Annual Meeting. We may solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send the notice, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either in-person or by telephone, facsimile or written or electronic mail (without additional compensation). Shareholders are encouraged to return their proxies promptly.

Q:	How can I find out the results of the voting at the Annual Meeting?

A:	We will report final voting results in a Current Report on Form 8-K filed with the SEC no later than the fourth business day after the Annual Meeting.

Q:	How do I contact the Company?

A:

Shareholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, or the chair of any committee of the Board by writing them as follows:

Intelsat S.A.

4, rue Albert Borschette

Grand-Duchy of Luxembourg

L-1246

Attn: Corporate Secretary

Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Q:	Where can I find a copy of the Company’s articles of incorporation and proxy materials on the internet?

A:

You are advised to review our articles of incorporation, attached as an exhibit to our 2020 Annual Report, available on the SEC’s website at www.sec.gov. In addition, the notice, Proxy Statement and 2020 Annual Report are available at both www.intelsat.com and www.proxyvote.com.

Q:	Does the Company adhere to the SEC rules regarding Householding of Proxy Materials?

A:

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or the full set of proxy materials or other meeting materials with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, or other annual meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, in the future you may: (1) notify your broker, (2) direct your written request to our Corporate Secretary, Intelsat S.A., 4, rue Albert Borschette, L-1246 Luxembourg, Attn: Corporate Secretary or (3) contact our Corporate

Secretary at +352 27-84-1600. Shareholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.

Additional Information

Executive Team

Please see below for a brief biography of each of our Named Executive Officers.

David Tolley, 52, became the Executive Vice President and Chief Financial Officer of Intelsat S.A. on June 3, 2019. Prior to joining Intelsat, Mr. Tolley served as Chief Financial Officer for Network Access Associates Ltd. (formerly known as WorldVu Satellites Limited) (“OneWeb”) since 2017, where he led the global finance organization and served on the company’s Executive Committee. Prior to OneWeb, Mr. Tolley served as a Senior Managing Director in the Private Equity Group at Blackstone (NYSE: BX) where he led satellite services strategy and investing and served on the Private Equity Investment Committee. During that period, he was Chairman of the Board of Directors of NewSkies Satellites N.V. and led the public-to-private acquisition, re-IPO and ultimate divestiture of NewSkies to SES S.A. Prior to Blackstone, he was a Vice President at Morgan Stanley in the Investment Banking Division, where he provided banking and advisory services to established and emerging companies in the broader communications sector. He currently serves on the board of directors of ExteNet Systems and the Smithsonian National Air and Space Museum. Mr. Tolley holds a Bachelor of Science degree in Economics and History from the University of Michigan and a Master of Business Administration from Columbia Business School. Mr. Tolley’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Michelle Bryan, 64, became the Executive Vice President, General Counsel and Chief Administrative Officer and Secretary of Intelsat S.A. in March 2013. Prior to that, Ms. Bryan served as Senior Vice President, Human Resources and Corporate Services of Intelsat US LLC since January 2007. Prior to joining Intelsat, Ms. Bryan served as General Counsel and Corporate Secretary for Laidlaw International, and prior to that held a number of executive positions with US Airways Group, Inc. including Executive Vice President, Corporate Affairs and General Counsel and Corporate Secretary, as well as Senior Vice President of Human Resources. Ms. Bryan earned a Bachelor of Arts degree from the University of Rochester and a Juris Doctor from Georgetown University. Ms. Bryan’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Michael DeMarco, 50, became the Executive Vice President and Chief Services Officer of Intelsat US LLC in April 2019, and prior to that served as the Executive Vice President, Operations since August 2017. Prior to that, Mr. DeMarco served as Senior Vice President, Operations since April 2015, and prior to that as Senior Vice President, Product and Asset Management, with responsibility for product management, marketing, customer solutions engineering and asset management functions. From 2006 to 2009 he served as Intelsat US LLC’s Vice President of Media Services and has held roles of increasing responsibility within the Company, serving as Vice President of Core Video Services, Senior Director of Business Operations, and Director of Product Finance at PanAmSat prior to its 2006 merger with Intelsat. From November 2017 to April 2021, he served as a director of Dejero Labs, Inc., a provider of connectivity required for cloud computing, online collaborations, and the secure exchange of video and data. Mr. DeMarco earned a Bachelor of Science Degree in Finance and a Master of Business Administration from Fairfield University in Connecticut. Mr. DeMarco’s business address is 7900 Tysons One Place, McLean, VA 22102, United States.

Samer Halawi, 50, became the Executive Vice President and Chief Commercial Officer of Intelsat S.A. on January 9, 2018. Prior to joining Intelsat, Mr. Halawi served as Chief Commercial Officer for OneWeb from April 2017 to January 2018, where he established and oversaw the distribution, product management, communications, business development, strategy, and sales and marketing functions. From 2011 to 2017, he served as Chief Executive Officer for Thuraya Telecommunications Company, a leader in mobile satellite services, with responsibility for performance, positioning and growth of the company. Mr. Halawi previously spent eight years at Inmarsat PLC in global strategy, running operations for the Middle East, Africa and Asia-Pacific. He also held prior roles in the telecommunications industry at Flag Telecom and ICO Global Communications (“ICO”), including a three-year period in investment banking in the Middle East while at ICO. Mr. Halawi began his career in the automotive industry, occupying several positions with Chrysler Corporation and Ford Motor Company. He is currently a director of OmniSpace LLC, a mobile satellite services provider. He holds a Bachelor of Science degree in Electrical Engineering from Lawrence Technological University in Michigan, and a Master of Business Administration from the University of Michigan. Mr. Halawi’s business address is 7900 Tysons One Place, McLean, VA 22102, United States.

Bruno Fromont, 54, became the Chief Technology Officer (“CTO”) of Intelsat S.A. on December 1, 2020, leading spectrum strategy, asset planning, product development and innovation. As CTO, Mr. Fromont engages in technology initiatives across the company in support of our businesses and next generation infrastructure. Mr. Fromont joined Intelsat in 2000 as Program Manager of Ground Systems Engineering. Since then he has held positions of increasing responsibility, including Vice President of Corporate Strategy, in which he was responsible for overseeing Intelsat’s strategy and innovation – most notably the business development of the Intelsat Epic program, and most recently Senior Vice President, Strategy and Planning from March 2015 to December 2020. Prior to joining Intelsat, Mr. Fromont held senior management positions with Aerospatiale and Alcatel Space. He started his career as a researcher in artificial intelligence at the Massachusetts Institute of Technology (“MIT”). Mr. Fromont earned a Master of Science degree in computer science from Supelec Paris, an MSEE from Institut Polytechnique in Grenoble, France, and an Executive Certificate from MIT Sloan School of Management. Mr. Fromont’s business address is 7900 Tysons One Place, McLean, VA 22102, United States.

Jonathan B. Cobin, 47, became the Chief Strategy Officer of Intelsat S.A. on December 1, 2020. Prior to joining Intelsat, Mr. Cobin was employed by Gogo Inc. since April 2010 and served as Executive Vice President and Chief Strategy Officer of Gogo Inc. since May 2018, having previously served as Chief Commercial Officer of Gogo Inc. since January 2017. From September 2003 to January 2010, Mr. Cobin was employed by Centennial Communications, a regional telecommunications service provider, principally in the role of Vice President Strategic Planning. Previously, Mr. Cobin held positions of increasing responsibility as a strategy consultant at Dean & Company and in the investment banking group at J.P. Morgan. He received his Master’s degree in Business Administration from the Stanford University Graduate School of Business and a Bachelor of Arts from Dartmouth College. Mr. Cobin’s business address is 7900 Tysons One Place, McLean, VA 22102, United States.

John Wade, 58, became President, Commercial Aviation of Intelsat S.A. on December 1, 2020. Prior to joining Intelsat, Mr. Wade was employed by Gogo Inc. since November 2008 and served as President, Commercial Aviation division of Gogo Inc. since May 2018, having previously served as Chief Operating Officer of Gogo Inc. since August 2016. Prior to Gogo, Mr. Wade served as Chief Technical Officer and General Manager of in-flight mobile phone and internet provider, OnAir, from February 2005 to November 2008. He was responsible for OnAir’s internet business, including sales, strategy, customer relationship management and product development. Mr. Wade has more than 20 years of experience in the avionics and in-flight communications industries, having also held positions at in-flight internet and connectivity services provider Tenzing Communications, as well as PRIMEX Aerospace Company and GEC Marconi In-Flight Systems. Mr. Wade received his education at the University of Brighton, U.K., where he earned a First Class B Engineering Honors Degree in Electronic Engineering. Mr. Wade’s business address is 7900 Tysons One Place, McLean, VA 22102, United States.

Proposals of Shareholders

We currently intend to hold our 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) in June 2022. Certain requirements apply to shareholder proposals and director nominations for our 2022 Annual Meeting, as set forth below.

Proposals to Be Considered for Inclusion in the Company’s Proxy Materials

Shareholders interested in submitting a proposal (other than the nomination of directors) for inclusion in the proxy materials to be distributed by us for our 2022 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the Company’s proxy materials, your proposal must be received in writing by no later than the close of business (CET) on December 28, 2021, which is the 120th day prior to the first anniversary of the date that we released this Proxy Statement to our shareholders for this year’s Annual Meeting. To be included in our proxy materials, your proposal also must comply with applicable requirements contained in article 18.5 of our articles of incorporation and Rule 14a-8 promulgated under the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If we change the date of our 2022 Annual Meeting by more than 30 days from the anniversary of this year’s Annual Meeting, shareholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for our 2022 Annual Meeting. Such proposals should be sent to Intelsat S.A., 4, rue Albert Borschette, L-1246, Grand-Duchy of Luxembourg, Attention: Corporate Secretary.

Director Nominations and Shareholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials

Shareholders who wish to nominate persons for election to the Board at our 2022 Annual Meeting or who wish to submit a proposal to be acted on at our 2022 Annual Meeting, but who do not intend for such proposal to be included in the Company’s proxy materials for such meeting, must provide written notice of the director nomination or proposal no earlier than December 28, 2021, which is the 120th day prior to the first anniversary of the date we released this Proxy Statement to our shareholders for this year’s Annual Meeting, and must be received in writing no later than the close of business (CET) on January 27, 2022, which is the 90th day prior to the first anniversary of the date we released this Proxy Statement to our shareholders for this year’s Annual Meeting. However, if we change the date of our 2022 Annual Meeting by more than 30 days from the anniversary of this year’s Annual Meeting, such nominations and proposals must be received in writing no earlier than the close of business (CET) on the 120th day prior to the date of the 2022 Annual Meeting, and by no later than the close of business (CET) on the later of (a) the 90th day prior to our 2022 Annual Meeting and (b) the 10th day following the day we first publicly announce the date of our 2022 Annual Meeting.

The shareholder’s written notice must include certain information concerning the shareholder and each nominee and proposal, as specified in article 11.4 of our articles of incorporation. If the shareholder does not also satisfy the requirements of Rule 14a-4 promulgated under the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the 2022 Annual Meeting. Such nominations or proposals should be sent to Intelsat S.A., 4, rue Albert Borschette, L-1246, Grand-Duchy of Luxembourg, Attention: Corporate Secretary.

We reserve the right (subject to Luxembourg law and rules and regulations promulgated by the SEC and any applicable stock exchange) to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

INTELSAT S.A. 4 RUE ALBERT BORSCHETTE L-1246 LUXEMBOURG Your Vote is Important. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. (CET) on June 11, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. (CET) on June 11, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please mark, sign, date and promptly return this proxy using the enclosed postmarked envelope. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D42957-P54693 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY INTELSAT S.A. The Board of Directors recommends that you vote FOR each of Proposals 1 through 8 set forth below and FOR each of the director nominees set forth below. The common shares covered by this proxy will be voted as specified herein, or if no choice is specified, such shares will be voted FOR each of Proposals 1 through 8 set forth below and FOR each of the director nominees set forth below. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual General Meeting of Shareholders and any postponement or adjournment thereof. For Against Abstain For Against Abstain 1. Approval of Statutory Stand-Alone Financial Statements 6. Approval of Director Remuneration for the Year 2021 7. Approval of Re-appointment of Independent Registered 2. Approval of Consolidated Financial Statements Accounting Firm (see notice for further details) 3. Approval of Allocation of Annual Results 8. Advisory Vote on Compensation of Named Executive Officers 4. Approval of Grant of Discharge to Directors for Performance 5. Re-election of Three Directors: 5a. Robert Callahan 5b. David McGlade 5c. Stephen Spengler (Please sign exactly as name appears on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving the full title as such. If signer is a partnership, please sign in partnership name by the authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Notice of Internet Availability of Proxy Materials: The Letter of Meeting, Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com. Fold And Detach Here D42958-P54693 INTELSAT S.A. ANNUAL GENERAL MEETING OF SHAREHOLDERS June 15, 2021 This proxy is solicited by the Board of Directors only for use at the Intelsat S.A. Annual General Meeting of Shareholders on June 15, 2021 or any postponement or adjournment thereof. The undersigned, having read the Convening Notice to the Annual General Meeting of Shareholders and Proxy Statement dated April 27, 2021, receipt of which is acknowledged hereby, does hereby appoint Michelle Bryan, and in her absence, David Tolley, and in his absence, Sajid Ajmeri, and in his absence, the chairman of the meeting, the attorneys and proxies of the undersigned, each with full power of substitution and revocation, for and in the name of the undersigned, to vote and act at the Annual General Meeting of Shareholders of Intelsat S.A. to be held on June 15, 2021 beginning at 4:00 p.m. (CET), and at any postponement or adjournment thereof, with respect to all of the common shares of the undersigned, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act at the Annual General Meeting, with all of the powers that the undersigned would possess if personally present and acting as set forth on the reverse. These proxies are authorized to vote and act in their discretion upon any other business that may properly come before the Annual General Meeting of Shareholders or any postponement or adjournment thereof. This proxy, when properly executed and returned in a timely manner, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted as the Board of Directors recommends to the extent permitted in accordance with Luxembourg law. (Continued and to be signed on reverse side.)